Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 27, 2009

BY AND AMONG

MICROEDGE HOLDINGS, LLC, MICROEDGE MERGER SUB, LLC,

MICROEDGE, INC., ADVENT SOFTWARE, INC.,

AND

WITH RESPECT TO ARTICLES VII, VIII AND IX ONLY,

U.S. BANK NATIONAL ASSOCIATION AS ESCROW AGENT

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		29

5.1	Organization and Qualification	29
5.2	Authority	29
5.3	No Conflict; Required Filings and Consents	30
5.4	Ownership of Merger Sub; No Prior Activities	30
5.5	Brokers	30
5.6	Financing	30
5.7	Limited Guarantee	30

ARTICLE VI CONDUCT PENDING CLOSING; CERTAIN POST CLOSING MATTERS		31

6.1	Conduct of Business	31
6.2	Certain Restrictions	31
6.3	Access; Documents; Supplemental Information	33
6.4	No Solicitation	34
6.5	Reasonable Efforts; Notification	35
6.6	Notification of Certain Matters	35
6.7	Employee Benefits	36
6.8	Monthly Financial Statements	37
6.9	Non-Competition; Non-Solicitation	37
6.10	Intercompany Accounts	39
6.11	Stockholder Approval	39
6.12	Accounting System	39
6.13	Confidentiality Agreements	39

ARTICLE VII CONDITIONS TO OBLIGATIONS OF THE PARTIES		39

7.1	Obligations of the Parties	39
7.2	Obligations of Parent and Merger Sub	40
7.3	Obligations of Company and Stockholder	42

ARTICLE VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES		43

8.1	Survival of Representations and Warranties	43
8.2	Indemnification	43
8.3	Maximum Payments; Remedy	44
8.4	Escrow Arrangements	45

ARTICLE IX TERMINATION		50

9.1	Termination by Mutual Consent; Termination by Either Party	50
9.2	Termination by Parent	51
9.3	Termination by the Company	51
9.4	Notice of Termination; Effect of Termination	51

ARTICLE X MISCELLANEOUS		52

10.1	Expenses	52
10.2	Public Announcements	52
10.3	Contents of Agreement; Parties in Interest; Etc	52
10.4	Assignment and Binding Effect	52
10.5	Notices	52
10.6	Amendment	54

ii

10.7	Governing Law	54
10.8	No Benefit to Others	54
10.9	Severability	54
10.10	Schedules and Annexes	54
10.11	Extensions	55
10.12	Counterparts; Signature Delivery	55
10.13	Tax Matters	55
10.14	Refunds; Waiver of Carrybacks	56
10.15	USA Patriot Act Compliance	57

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 27, 2009 (the “Agreement”), is made and entered into by and among Microedge Holdings, LLC, a Delaware limited liability company (“Parent”), Microedge Merger Sub, LLC, a New York limited liability company (“Merger Sub”), MicroEdge, Inc., a New York corporation (the “Company”), Advent Software, Inc., a Delaware corporation (“Stockholder”), and with respect to ARTICLES VII, VIII and IX only, U.S. Bank National Association (“Escrow Agent”).  All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in ARTICLE I hereof.

RECITALS

WHEREAS, the respective Board of Directors or Managers, as appropriate, of the Company, Merger Sub and Parent have approved and declared fair and advisable the merger of the Company with and into the Merger Sub (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the New York Business Corporation Law (the “NYBCL”);

WHEREAS, the respective Boards of Directors or Managers, as appropriate, of the Company, Parent and Merger Sub have determined that the Merger is in furtherance of, and consistent with, their respective business strategies and is in the best interest of their respective securityholders, and have approved and declared advisable or adopted this Agreement and the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent has delivered to the Company a limited guarantee of private investment funds affiliated with Vista Equity Partners (“Vista”), dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent under this Agreement (the “Limited Guarantee”);

WHEREAS, immediately following the execution and delivery of this Agreement, the Company shall obtain the irrevocable adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, pursuant to an Action by Written Consent signed by Stockholder, which shall constitute the Company Stockholder Approval; and

WHEREAS, Buyer, Stockholder, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1           Definitions.

(a)   Defined Terms.  As used in this Agreement, the following defined terms have the meanings indicated below:

“Actions” or “Proceedings” means any action, suit, proceeding, arbitration, audit, hearing, charge, formal grievance, formal inquiry or Governmental Entity investigation.

“Affiliate” of a Person means any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  “Control” means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business” means the Company’s and its Subsidiaries’ business of providing grants management software and services (i.e., with the functionality offered by Company Products as of the Closing) to the grantmaking community, including private foundations, corporate philanthropy and employee giving programs, community foundations and various other giving organizations and any other activities engaged in or performed by the Company and its Subsidiaries as of the Closing Date. Notwithstanding the foregoing, the provision of investment management solutions, research management solutions, trade order solutions, interfaces, and/or custodial, market and investment data services to Persons in the grantmaking community shall not be considered part of the “Business” for purposes of this Agreement.  Furthermore, without limiting the generality of the foregoing, the provision of investment management solutions, research management solutions, trade order solutions, interfaces, and/or custodial, market and investment data services to Persons who maintain donor advised fund programs (which programs, for the avoidance of doubt, are managed and/or serviced directly or indirectly by such Person or a third party who, in either case, is not proactively partnered with the Stockholder or any of its Subsidiaries) shall not be considered part of the “Business” for purposes of this Agreement.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight, Pacific time.

“Cash” shall mean all unrestricted cash, cash equivalents (including money market accounts, money market funds, money market instruments and demand deposits) and marketable securities of the Company and its Subsidiaries.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries, including all Company Registered Intellectual Property.

“Company Products” means products and services currently licensed, sold, distributed, offered, maintained and/or made commercially available by the Company or any of its Subsidiaries.

“Customer Contract” means each agreement (including binding oral agreements) between each of the customers listed on Schedule 3.21(a)(i) and the Company or its Subsidiaries.

“Disregarded Conflict” shall mean a Conflict under any Contract to which the Company or any of its Subsidiaries is a party which exists because Parent structured the transactions contemplated hereby as a merger instead of purchasing the outstanding capital stock of the Company directly from Stockholder, except for Conflicts arising under (i) Customer Contracts or in-licenses of Intellectual Property which have not been provided or made available to Parent, or (ii) Customer Contracts which have been provided or made available to Parent but where a potential Conflict is not ascertainable from the text of such Customer Contract.

“Employee” shall mean any current employee or director of the Company or any of its Subsidiaries.

“Encumbrances” means Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees, judgments, contract rights, legal claims or equitable rights of any kind.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries or that, together with the Company or any of its Subsidiaries, is or was (at a relevant time) deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Environmental Laws” shall mean all federal, state, local and foreign laws and regulations relating to pollution,  protection of the environment and exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, emission transport or handling of Hazardous Materials, any investigation, clean up or remediation thereof, or any products containing Hazardous Materials.

“Escrow Amount” shall mean $3,000,000.

“Fundamental Company Representations” means Section 3.1 (Organization and Qualification), Section 3.2 (Capital Stock), Section 3.3 (Authority), Section 3.4 (Subsidiaries), and Section 3.19 (Brokers).

“Fundamental Stockholder Representations” means Section 4.2 (Authority; Enforceability) and Section 4.6 (Brokers).

“Governmental Entity” means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, court, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Materials” means any chemicals, including substances, emissions or discharges that have been designated as radioactive, toxic, hazardous, a pollutant or contaminant or otherwise a danger to health, reproduction or the environment, including asbestos-containing materials (ACM), and petroleum and petroleum products or any fraction thereof.

“Included Current Assets” means all current assets, including accounts receivable, prepaid expenses and other current assets, but excluding Cash, federal or state income tax receivables, deferred tax assets and receivables from any of the Company’s and its Subsidiaries’ Affiliates, directors, employees, officers or stockholders and any of their Affiliates, each as determined in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements for fiscal year 2008 (provided that the methods, practices and policies used in the preparation of the Company Financial Statements for fiscal year 2008 are in accordance with GAAP).

“Included Current Liabilities” means (i) all current liabilities, including accounts payable (including outstanding checks), deferred revenue and accrued liabilities, but excluding deferred income tax liabilities, Specified Deferred Revenue, Transaction Expenses and Indebtedness of the Company and its Subsidiaries, plus (ii) the amount of non-current deferred revenue for any maintenance, post-Contract support or other service arrangements whose terms are in excess of twelve (12) months, each as determined in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements for fiscal year 2008 (provided that the methods, practices and policies used in the preparation of the Company Financial Statements for fiscal year 2008 are in accordance with GAAP).  Notwithstanding anything to the contrary in this section, Transaction Expenses and Indebtedness that are not settled before Closing and are required to be settled by the Company may be included in Included Current Liabilities if mutually agreed to by Stockholder and Parent.

“Indebtedness” shall mean with respect to the Company or any of its Subsidiaries (i) any obligations for borrowed money evidenced by notes, bonds, debentures or similar instruments, (ii) any indebtedness for the deferred purchase price of property, goods or services (including earn-outs and other contingent payments but excluding trade payables or accruals incurred in the Ordinary Course of Business with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise), (iii) any indebtedness secured by a Lien on the Company’s or any of its Subsidiaries’ assets, (iv) any amounts owed to any Person under any noncompetition, severance or similar arrangements (other than the severance arrangements listed on Schedule 1.1(c)), (v) any liability or obligation of a Person under deferred compensation plans or phantom stock plans,  (vi) any liability (including employer payroll taxes to the extent that the deductions associated with such vesting or exercise are reflected in the final Tax Return of the Company) with respect to the vesting or exercise of any equity-based compensation arrangement in connection with the transactions contemplated by this Agreement, (vii) any off-balance sheet financing of the Company or any of its Subsidiaries (but excluding all operating leases), (viii) obligations under capital leases with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor guarantor or otherwise,  (ix) any commitment by which the Company or any of its Subsidiaries assures a creditor against loss (including contingent reimbursement liability of obligation with respect to letters of credit), (x) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date, and (xi) in the nature of guarantees by the Company or any of its Subsidiaries of the obligations described in clauses (i) through (vi) above of any other Person (including guarantees in the form of an agreement to repurchase or reimburse); provided, that any amounts shall not be considered Indebtedness to the extent (but only to the extent) accrued for in the calculation of the Working Capital Amount.

“Intellectual Property” shall mean any or all of the following, throughout the world, (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable),  and improvements thereto (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v)  tools, methods and processes, and (vi)  any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) logos, trade names, trade dress, trademarks and service marks, (v) domain names and web addresses, (vi) other proprietary rights relating to intangible intellectual property, (vii) analogous rights to those set forth above, and (viii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

“Knowledge” of the Company means the knowledge of the Persons listed on Schedule 1.1(a), after reasonable inquiry of those employees of the Business who would reasonably be expected to have actual knowledge of the matter in question.

“Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees, including judicial decisions applying or interpreting any such Law.

“Liabilities” means all liabilities or obligations of any kind whatsoever (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted.

“Liens” shall mean any mortgage, pledge, lien, security interest, voting trust agreement, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

“Material Adverse Effect” shall mean any effect, change, event, condition, development, occurrence or state of facts (i) which has had or is reasonably likely to have in the future, individually or in the aggregate, (taking into account all other effects, changes, events, conditions, developments, occurrences or state of facts) a material adverse effect on the financial condition, business, assets, liabilities, properties, operations or results of operations of the Company and its Subsidiaries taken as a whole, except for (A) changes or effects resulting from general changes in economic and financial market conditions (whether in the United States or internationally) which conditions do not disproportionately affect the Company and its Subsidiaries taken as a whole, relative to other industry participants, (B) changes in conditions (including as a result of changes in laws, including, without limitation, common law, rules and regulations or the interpretations thereof) generally applicable to the types of businesses in which the Company is engaged and that are not unique to the Company and do not disproportionately affect the Company and its Subsidiaries taken as a whole, relative to other industry participants, (C) changes in GAAP, or changes in the interpretation of GAAP by a Governmental Entity, financial accounting standards board or similar advisory body, or an accounting firm of national reputation, pursuant to which the Company is required to change its prior accounting policies or practices, or (D) the effect of any change arising in connection with earthquakes, acts of war, sabotage or terrorism, military actions or escalation thereof, disproportionately affect the Company and its Subsidiaries taken as a whole, relative to other industry participants, (E) changes resulting from the announcement of the Merger and transactions described in this Agreement or the identity of Parent, or (F) any failure by the Company to meet the Company’s internal projections or forecasts of its own revenue, earnings or other financial performance or results of operations for any period, in and of itself, provided that any underlying causes of such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and any underlying causes of such failure may be taken into account in making a determination as to whether there has been a Material Adverse Effect, or (ii) which would prevent or materially impair the ability of the Stockholder or the Company from consummating the Merger and the other transactions contemplated by this Agreement has occurred or would reasonably be expected to occur as a result of any such effect, change, event, condition, development, occurrence or state of facts.

“Net Working Capital” means the Included Current Assets minus Included Current Liabilities of the Company and its Subsidiaries.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each such case whether preliminary or final).

“Ordinary Course of Business” shall mean all actions taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Permitted Encumbrances” shall mean (i) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Interim Financials to the extent required by GAAP; (ii) such minor encumbrances, easements or reservations of, or rights of others for, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning restrictions as to the use of real properties, which do not interfere in any material respect, individually or in the aggregate with the use, occupation and enjoyment of the property subject to the Lien by and in connection with the applicable business; (iii) Liens imposed by applicable Law (other than Tax law); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business, and (vi) any Liens, the existence of which do not effect in any material respect, individually or in the aggregate, the use or operation of the assets subject thereto.

“Person” shall mean any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or government agency or authority.

“Registered Intellectual Property” shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

“Specified Deferred Revenue” shall mean the sum of items identified in Schedule 1.1(b) hereto.

“Subsidiary” of a Person shall mean any corporation, partnership, joint venture or other entity in which such Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or equity interests, or (ii) is a general partner.

“Target Net Working Capital” means negative $7,343,000.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean any U.S. federal, state, local or non-U.S. net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” means any Person (including a Governmental Entity) not an Affiliate of the other referenced person or persons.

“Transaction Expenses” means the sum of (i) any unpaid fees, costs and expenses incurred by or to be borne by the Company and its Subsidiaries or any of their Affiliates in connection with the drafting, negotiation, execution and delivery of this Agreement and the other certificates, documents or agreements contemplated by this Agreement and the consummation of the transactions contemplated herein and therein, and (ii) (A) any unpaid transaction bonuses, borne or to be borne by the Company or any of its Subsidiaries and (B) any unpaid change-in-control or similar compensatory payments borne or to be borne by the Company which are triggered by the transactions contemplated by this Agreement or the other certificates, documents or agreements contemplated by this Agreement, including, without limitation, any retention bonus, stay bonus or similar payment but excluding, for purposes of clarity, any payments under the severance agreements listed on Schedule 1.1(c).

1.2           Construction of Certain Terms and Phrases.  Unless the context of this Agreement otherwise requires:  (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation;” (vi) the phrase “made available” shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available; (vii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (viii) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under United States generally accepted accounting principles as in effect at an applicable time, applied on a consistent basis (“GAAP”); (ix) any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect and limitations of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (x) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

SALE OF SHARES AND CLOSING

2.1           The Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the NYBCL, the Company shall be merged with and into Merger Sub at the Effective Time.  As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving business entity of the Merger (the “Surviving LLC”).

2.2           Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304, or at such other place as Parent, the Company and Stockholder mutually agree, at 10:00 a.m. Pacific time on October 1, 2009 (or earlier if agreed to by Parent), or if any of the conditions to Closing set forth in ARTICLE VII have not been satisfied or waived in writing by the party entitled to the benefit thereof on or prior to such date (other than conditions which by their nature are scheduled to occur at the Closing), on the third (3rd) Business Day following satisfaction or waiver of such conditions set forth in ARTICLE VII, or such other date as Parent, the Company and Stockholder mutually agree upon (the “Closing Date”).  At the Closing, there shall also be delivered to the Company, Stockholder and Parent the certificates and other documents and instruments to be delivered pursuant to ARTICLE VII.  The Escrow Amount so deducted from the Merger Consideration will be deposited into an escrow fund (the “Escrow Fund”) and held pursuant to the terms and conditions of this Agreement.  Wire transfer instructions for Parent’s payments are set forth in Annex A.

2.3           Effective Time.  The Parties shall cause a certificate of merger in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”) to be executed and filed in accordance with the NYBCL and the terms of this Agreement.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of New York or at such other time as is specified by the parties as the Effective Time in the Certificate of Merger (the “Effective Time”).

2.4           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the NYBCL.  Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, (i) the Surviving LLC shall possess all the rights, privileges, immunities, powers and purposes of the Merger Sub and the Company, and (ii) all the property, real and personal, including subscriptions  to shares, causes of action and every other  asset of each the Company and Merger Sub, shall vest in Surviving LLC without further act or deed.

2.5           Organizational Documents; Directors and Officers

(a)   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of formation of the Surviving LLC shall be the certificate of formation of the Merger Sub, as in effect immediately prior to the Effective Time, until duly amended as provided therein or by applicable laws.

(b)   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the operating agreement of the Surviving LLC shall be the operating agreement of the Merger Sub, as in effect immediately prior to the Effective Time, until duly amended as provided therein or by applicable laws.

(c)   The parties shall take all actions necessary so that the managers and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the managers and officers of the Surviving LLC until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and operating agreement of the Surviving LLC.

2.6           Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or each of their securityholders, the following shall occur:

(a)   Conversion Generally.  All of the issued and outstanding Company Capital Stock (the “Shares”) immediately prior to the Effective Time (other than (i) any Shares to be cancelled pursuant to Section 2.6(b),  and (ii) any Shares owned by any Subsidiary of the Company or by any Subsidiary of Parent other than Merger Sub) shall be converted into the right to receive $30,659,000, as adjusted, if at all, pursuant to Section 2.9 below, with respect to the Working Capital Adjustment, payable in cash to the Stockholder, without interest (the “Merger Consideration”).  At the Effective Time, all such Shares shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares shall thereafter represent only the right to receive the Merger Consideration therefor.

(b)   Cancellation of Certain Shares.  Each Share held by Parent, Merger Sub or in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c)   Merger Sub.  Each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable limited liability company interest of the Surviving Corporation.

2.7           Exchange of Certificates.

(a)   Exchange Procedures.  At the Closing, Stockholder shall deliver a letter of transmittal in customary form and with such other provisions as the parties mutually agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate, which immediately prior to the Effective Time represented the Shares (the “Certificate”), shall pass, only upon proper delivery of the Certificate to the Parent).  Upon surrender of the Certificate for cancellation to the Parent together with such letter of transmittal, properly completed and duly executed, Stockholder shall be entitled to receive in exchange therefor the Merger Consideration which Stockholder has the right to receive in respect of the Shares formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any Merger Consideration payable to Stockholder.  Until surrendered as contemplated by this Section 2.7, the Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(b)   Further Rights in Shares.  All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

(c)   No Further Dividends.  No dividends or other distributions with respect to capital stock of the Surviving LLC with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

(d)   Withholding.  Parent, the Company, or the Surviving LLC shall be entitled to deduct and withhold or cause to be deducted and withheld from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Company, or the Surviving LLC are required to deduct and withhold under the NYBCL, or any provision of state, local or foreign Tax Law, with respect to the making of such payment.  To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.8           Payments at Closing.

(a)   At Closing and immediately following the filing of the Certificate of Merger with the Secretary of State of the State of New York, Parent will do the following:

(i)      pay or cause to be paid to such account as Stockholder directs on Annex A hereto, by wire transfer of immediately available funds, an amount equal to the Escrow Amount, which shall be managed and paid out by the Escrow Agent in accordance with the terms of Section 8.4; and

(ii)     pay or cause to be paid the Merger Consideration payable to Stockholder at Closing pursuant to Section 2.6(a) less the Escrow Amount by wire transfer of immediately available funds to such account as Stockholder directs on Annex A hereto.

(b)   The Escrow Amount shall be withheld at the Closing from the Merger Consideration payable to the Stockholder in respect of its Shares pursuant to Section 2.6(a).  Without any act of Stockholder, Stockholder will be deemed to have received the full Merger Consideration payable in respect of the Shares in accordance with Section 2.6(a) and Section 2.7(a) and to have deposited with the Escrow Agent an amount equal to the Escrow Amount.

2.9           Working Capital Adjustment.  The Merger Consideration shall be adjusted (such adjustment may be positive or negative), if at all, on a dollar-for-dollar basis (the “Working Capital Adjustment”) as set forth below:

(a)   Within five (5) Business Days prior to the Closing, but in no event less than two (2) Business Days prior to the Closing, the Stockholder shall prepare and deliver to Parent an officer’s certificate of the Stockholder that contains a good faith estimate of the Net Working Capital of the Company and its Subsidiaries as of midnight, local time, on the day immediately preceding the anticipated Closing Date (the “Estimated Net Working Capital”).  Stockholder shall also deliver a preliminary draft of such certificate no later than five (5) Business Days prior to Closing.  If (i) the Estimated Net Working Capital exceeds (or is less negative than) the Target Working Capital, then the Merger Consideration payable to the Stockholder at the Closing pursuant to Section 2.5(a) shall be increased by an amount equal to the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital, and (ii) if the Estimated Net Working Capital is less than (or is more negative than) the Target Working Capital, then the Merger Consideration payable to the Stockholder at the Closing pursuant to Section 2.5(a) shall be reduced by an amount equal to the amount by which the Target Working Capital exceeds the Estimated Net Working Capital.

(b)   Parent (with the Company’s cooperation and assistance) shall prepare and deliver to the Stockholder within seventy-five (75) days after the Closing Date an unaudited balance sheet of the Company as of the close of business on the Closing Date (as adjusted, if at all, pursuant to Sections 2.4(b) and 2.4(c), the “Closing Balance Sheet”) which shall also set forth a calculation of Net Working Capital determined from the Closing Balance Sheet (the “Net Working Capital Calculation”) and the amount, if any, by which the Net Working Capital so determined is less than or greater than the Estimated Net Working Capital (such amount being the “Adjustment Calculation”).  The Closing Balance Sheet, the Net Working Capital Calculation, and the Adjustment Calculation shall be prepared in accordance with GAAP, and to the extent consistent with GAAP, the same accounting methods, policies and assumptions as were used to prepare the Company Financial Statement for fiscal year 2008, provided, that the Closing Balance Sheet, the Net Working Capital Calculation, and the Adjustment Calculation shall not have footnotes or other audit disclosures and shall not be subject to normal year-end adjustments.

(c)   On or prior to the thirtieth (30th) day following Parent’s delivery of the Closing Balance Sheet, the Net Working Capital Calculation and the Adjustment Calculation, the Stockholder may give Parent written notice stating in reasonable detail the Stockholder’s objections (an “Objection Notice”) to the Closing Balance Sheet or the determination of the Net Working Capital Calculation or the Adjustment Calculation.  Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefore.  Any determination set forth on the Closing Balance Sheet, the Net Working Capital Calculation, or the Adjustment Calculation that is not objected to in an Objection Notice shall be deemed acceptable and shall be final and binding upon Parent and the Stockholder upon delivery of the Objection Notice.  If the Stockholder does not give Parent an Objection Notice within such thirty (30) day period, then the Closing Balance Sheet, the Net Working Capital Calculation and the Adjustment Calculation will be conclusive and binding upon the Parent and the Stockholder and the Net Working Capital Calculation and the Adjustment Calculation set forth with the Closing Balance Sheet will constitute the Net Working Capital Calculation and the Adjustment Calculation for purposes of Section 2.9(b) above.

(d)   Following Parent’s receipt of any Objection Notice, the Stockholder and Parent shall attempt to negotiate in good faith to resolve such dispute.  In the event that the Stockholder and Parent fail to agree on any of the Stockholder’s proposed adjustments set forth in the Objection Notice within thirty (30) days after Parent receives the Objection Notice, the Stockholder and Parent agree that a firm of national reputation acceptable to both parties (the “Accounting Arbitrator”) shall, within the thirty (30) day period immediately following such failure to agree, make the final determination of the Net Working Capital in accordance with the terms of this Agreement.  Stockholder and Parent each shall provide the Accounting Arbitrator with their respective determinations of the Net Working Capital Calculation.  The Accounting Arbitrator shall make an independent determination of the Net Working Capital Calculation that, assuming compliance with the previous clause, shall be final and binding on the Stockholder and Parent if such independent determination shall be within the range proposed by Stockholder and Parent in the Net Working Capital Calculation and the Objection Notice.  The scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to whether such calculation was done in accordance with the terms hereof and the accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions, procedures or level of prudence used to prepare the Financials, and whether there were mathematical errors in the calculation of the Net Working Capital Calculation, and the Accounting Arbitrator is not to make any other determination.  The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by the Stockholder and Parent and not pursuant to any independent review.  If the Accounting Arbitrator’s determination of the Net Working Capital is outside of the range proposed by the Stockholder and Parent in the Net Working Capital Calculation and the Objection Notice, then the Net Working Capital Calculation that was closer to that of the Accounting Arbitrator shall be final and binding on the Stockholder and Parent.  The fees, costs and expenses of the Accounting Arbitrator shall be paid by the Party whose proposed Adjustment Calculation was different by the greater amount from that of the final determination of the Accounting Arbitrator.

(e)   The date on which the Closing Balance Sheet is finally determined pursuant to this Section 2.9 shall hereinafter be referred to as the “Settlement Date.”

(f)    If the Adjustment Calculation is negative, then, Parent shall be entitled to recover from the Stockholder an amount equal to the magnitude of the Adjustment Calculation; if the Adjustment Calculation is positive, then Company shall pay to the Stockholder an amount equal to the Adjustment Calculation.

(g)   Any payment required to be made under Section 2.9(f) shall be made within 2 Business Days after the Settlement Date, without setoff for any other matter, by wire transfer of immediately available funds to an account designated by the receiving party.  If such payment is not made within 2 Business Days of the Settlement Date, the paying party shall pay interest from the Settlement Date until the date paid at a simple rate of interest equal to ten percent (10%) per annum; provided, that in no event shall such rate exceed the maximum rate permitted by law.

2.10         Indebtedness, Transaction Expenses.  The Stockholder shall take all actions necessary for the Company and its Subsidiaries to have no Indebtedness at Closing.  In addition, the Stockholder shall pay, or cause to be paid, all Transaction Expenses, it being expressly agreed that, following the Closing, none of Parent, the Company or any of its Subsidiaries shall have any Liability or obligation of any nature whatsoever therefor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically set forth in the disclosure schedule of the Company delivered to Parent herewith (collectively, the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent as of the date hereof and as of the Closing Date as follows:

3.1           Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  The Company has the corporate power to own its properties and to carry on its business as currently being conducted and to perform the terms of this Agreement and the transactions contemplated hereby.  The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the ownership or leasing of its assets and properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect.  The Company has delivered or made available a true and correct copy of its Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent.  The Company is not in material default under or in material violation of any provision of its Charter Documents.

3.2           Capital Stock.

(a)   The authorized capital stock of the Company (the “Company Capital Stock”) consists of 1,000 shares of the Company’s Common Stock (the “Common Stock”), of which 100 shares are issued and outstanding.  All of the issued and outstanding shares of Company Capital Stock are owned beneficially and of record by Stockholder, free and clear of all Encumbrances.  All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.  There are no outstanding options, warrants or other rights, or agreements, arrangements or commitments of any character in effect relating to the issued or unissued capital stock of the Company, or obligating the Company or Stockholder to transfer, vote, register, acquire, issue or sell any shares of capital stock of, or other equity interests in, the Company, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company.  The Company does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interest in, any Person other than its Subsidiaries.  The Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with Stockholder on any matter.  The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any distribution in respect thereof.  The Company has not paid or distributed any cash, stock or other dividends to the holders of any shares of the capital stock or other equity securities of the Company.

(b)   At the Closing, the Shares shall constitute all of the issued and outstanding Company Capital Stock, and as a result of the Merger, Parent shall be the record and beneficial owner of all Company Capital Stock, free of all Encumbrances.

3.3           Authority.

(a)   The execution and delivery of this Agreement by the Company, the consummation of the Merger and the consummation by the Company of the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the affirmative vote of holders of a majority of outstanding Shares to adopt this Agreement and approve the transactions provided for herein in accordance with the NYBCL (the “Company Stockholder Approval”) and the filing and recordation of the Certificate of Merger as required by the NYBCL.  This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Stockholder, Merger Sub and the Parent, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

(b)   On or prior to the date of this Agreement, the Board of Directors of the Company (the “Company Board”) has unanimously determined that this Agreement and the transactions provided for herein, including the Merger, are fair to and in the best interest of the Company and the Stockholder, and adopted resolutions by a unanimous vote (a) approving this Agreement, and (b) declaring this Agreement and the Merger advisable and directed that this Agreement be submitted to the Stockholder for its adoption,  which resolutions have not been subsequently withdrawn or modified in a manner adverse to Parent.

3.4           Subsidiaries.

(a)   Schedule 3.4(a) lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns or has owned, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”).

(b)   Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(c)   Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted.

(d)   Each Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect.  A true and correct copy of each Subsidiary’s organizational documents, each as amended to date and in full force and effect on the date hereof, has been delivered or made available to Parent.

3.5           No Conflict.  The execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger,  and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under or give rise to any payments or Encumbrances (any such event, a “Conflict”) (i) assuming the Company Stockholder Approval is obtained, any provision of the Charter Documents or the organizational documents of the Company, (ii) any mortgage, indenture, lease (including, without limitation, all Lease Agreements), contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, its Subsidiaries or any of their respective properties or assets (whether tangible or intangible), except, with respect to clause (ii), for such Conflicts would not be material to the Company and its Subsidiaries, taken as a whole and except for Disregarded Conflicts.  The execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger and the consummation of the transactions contemplated hereby, will not result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned, leased or licensed by the Company or its Subsidiaries except for Disregarded Conflicts.  Schedule 3.5 sets forth all necessary notices, consents, waivers and approvals as are required under any Contracts in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company and its Subsidiaries under such Contracts from and after the Closing except for Disregarded Conflicts and the items set forth on Schedule 3.5 shall be referred to as the “Required Consents.”  Following the Closing, the Company and its Subsidiaries will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred except for Disregarded Conflicts.

3.6           Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, and (ii) the filing and recordation of the Certificate of Merger as required by the NYBCL.

3.7           Financial Statements and Condition.

(a)   Attached hereto as Schedule 3.7(a) are copies of the Company’s (i) unaudited consolidated balance sheet as of December 31, 2008 and December 31, 2007 and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the period then ended (collectively, the “Company Financial Statements”) and (ii) an unaudited consolidated balance sheet as of June 30, 2009 (the “Balance Sheet Date”), and the related unaudited statements of income, cash flow and stockholders’ equity for the six months then ended (the “Interim Financials”).  The Company Financials and the Interim Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Financials do not contain footnotes and other presentation items that may be required by GAAP).  The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.  The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”  The books and records of the Company and each Subsidiary are materially correct and complete and have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such books and records.

(b)   The Monthly Financial Statements have been prepared in good faith.

(c)   Except as set forth on the attached Schedule 3.7(c), the Company and its Subsidiaries have no Liability arising out of any transaction entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date that would reasonably likely to, individually or in the aggregate, have a Material Adverse Effect, other than (i) liabilities reflected on the face of Current Balance Sheet, (ii) current liabilities incurred in the Ordinary Course of Business since the date of the Current Balance Sheet (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) executory obligations under any contract to which the Company is a party or is bound (but not liabilities for any breach of any such contracts occurring on or prior to the Closing Date) and (iv) liabilities incurred in connection with the transactions contemplated by this Agreement.

3.8           Receivables.  All of the accounts receivable of the Company and its Subsidiaries, as shown on the Current Balance Sheet or the Final Working Capital Statement (net of allowances for doubtful account as reflected there on and as determined in accordance with GAAP), arose in the Ordinary Course of Business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, and do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and, to the

Company’s Knowledge and based on facts and circumstances available as of the date hereof, are reasonably believed to be collectible at the aggregate recorded amount therefor as shown on the Current Balance Sheet or the Final Working Capital Statement (net of allowances for doubtful account as reflected there on and as determined in accordance with GAAP).  No person has any Lien on any accounts receivable of the Company and its Subsidiaries or any part thereof, and no agreement for free goods, discounts or other deferred price or quantity adjustment has been made with respect to any such receivables outside of the Ordinary Course of Business.

3.9           Absence of Certain Changes or Events.

(a)   For purposes of this Section 3.9, the term “in the aggregate” shall refer to a series of related transactions with a single party or group of related parties.  Since December 31, 2008, except as set forth on Schedule 3.9(a) and except as expressly permitted under or required under this Agreement, the Company has conducted its business in the Ordinary Course of Business, and neither the Company nor any of its Subsidiaries have (provided, that the matters set forth in clauses (ii) - (v), (viii) - (x), (xiii), (xv)-(xviii), (xx), (xxi), and (xxiii) - (xxviii) shall apply to actions of the Stockholder made on behalf of the Company or any of its Subsidiaries):

(i)            suffered a Material Adverse Effect that is continuing;

(ii)           made any changes to its Charter Documents or altered any terms of any outstanding security of the Company;

(iii)          paid, declared or set aside any dividend or distribution of cash or other property in respect of, or redeemed or repurchased or otherwise acquired any of, its capital stock or any warrants, options or other rights to acquire its stock, or made any other payments to any stockholder of the Company;

(iv)          incurred loss of, or significant injury to, its material assets, or waived any rights of material value, whether or not covered by insurance, outside of the Ordinary Course of Business, whether as the result of any natural disaster, labor trouble, accident, other casualty, or otherwise;

(v)           incurred, assumed or guaranteed any debt for borrowed money (other than trade indebtedness incurred in the Ordinary Course of Business);

(vi)          issued or sold any securities convertible into or exchangeable for debt or equity securities of the Company;

(vii)         issued or sold options or other rights to acquire from the Company, directly or indirectly, debt or equity securities of the Company or any securities convertible into or exchangeable for any such debt or equity securities;

(viii)        [intentionally omitted];

(ix)           mortgaged, pledged or subjected to any Encumbrance (other than a Permitted Encumbrance) any of its assets except in the Ordinary Course of Business;

(x)            sold, assigned, leased, exchanged, transferred or otherwise disposed of any of its assets except in the Ordinary Course of Business, or canceled any debts or claims owing to or held by it;

(xi)           written down the value of any assets or written off as uncollectible any accounts receivable, except write downs and write-offs in the Ordinary Course of Business, none of which, individually or in the aggregate, is material;

(xii)          made any change in any method of accounting or material accounting practice;

(xiii)         created new obligations, increased or modified the compensation or benefits payable or to become payable by the Company and its Subsidiaries to any of their employees or consultants, made any other change in employment terms for any employee, except for changes pursuant to employment agreements currently in effect or as required by applicable Laws;

(xiv)        hired or entered into an employment agreement with, any executive level employees of the Company or its Subsidiaries or terminated the employment of any employees of the Company or its Subsidiaries;

(xv)         received, or agreed to receive, any multi-year advance payments for maintenance obligations (other than Foundation Power hourly maintenance pre-payments);

(xvi)        made any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including without limitation the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its employees outside the Ordinary Course of Business other than any amendments to Benefit Plans to the extent necessary to maintain their compliance with applicable Laws;

(xvii)       made any loan, advance or capital contribution to, or investment in, or guarantees for the benefit of, any Person other than advances made in the Ordinary Course of Business;

(xviii)      entered into, amended, relinquished, terminated or not renewed any contract, lease, commitment or other right or obligation other than in the Ordinary Course of Business;

(xix)         had any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company;

(xx)          made any material change in the financial condition, assets, liabilities, personnel policies or practices, or contracts or business of the Company or any of its Subsidiaries or in its relationships with suppliers, customers, licensors, licensees, distributors, lessors or others, except changes in the Ordinary Course of Business;

(xxi)         made any discharge or satisfaction of any Lien or payment of any liability or obligation by the Company or any of its Subsidiaries other than current liabilities in the Ordinary Course of Business; or

(xxii)        entered into any agreement or arrangement made by the Company or any of its Subsidiaries to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this ARTICLE III untrue or incorrect as of the date when made;

(xxiii)       sold, assigned, transferred, abandoned or permitted to lapse any Government Permits which, individually or in the aggregate, are material to the business of the Company and its Subsidiaries, or any of the Intellectual Property or other intangible assets, or disclosed any proprietary confidential information to any Person, except in the Ordinary Course of Business;

(xxiv)       entered into or modified any collective bargaining agreement or multiemployer plan;

(xxv)        conducted its cash management customs and practices (including the collection of receivables, payment of payables, maintenance of inventory control and pricing and credit practices) other than in the Ordinary Course of Business;

(xxvi)       deferred any capital expenditures or commitments therefore such that the aggregate outstanding amount of unpaid obligations and commitments with respect thereto shall comprise in excess of $10,000 on the Closing Date;

(xxvii)      made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (other than acquisitions of inventory in the Ordinary Course of Business) or taken any steps to incorporate any Subsidiary;

(xxviii)     (A) made, changed or revoked any material Tax election, settled or compromised any Tax claim or liability, or changed (or made a request to any Government Authority to change) any material aspect of its method of accounting for Tax purposes or (B) prepared or filed any Tax Return (or any amendment thereof) unless such Tax Return or amendment shall have been prepared in a manner consistent with past practice; or

(xxix)       committed or entered into any binding understanding or agreement to do any of the foregoing, other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement.

3.10         Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.

(a)   Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property.  Schedule 3.10(a) sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”).

(b)   The Company has provided or made available to Parent true, correct and complete copies (including any modifications thereto) of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property (“Lease Agreements”).  Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreements that has not been fully remedied and withdrawn.  There are no other parties occupying, or with a right to occupy, the Leased Real Property other than the Company or its Subsidiaries.

(c)   The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, legal, valid, binding and enforceable leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens other than Permitted Encumbrances.  The Company has all material authorizations, licenses and permits required to own its properties and carry on its business as currently being conducted.  The assets of the Company and its Subsidiaries, including their employees, are sufficient to conduct and operate the Company’s business immediately following the Closing in substantially the same manner and to the extent the Company’s business is currently being conducted.  Neither Stockholder nor any of its Affiliates owns, utilizes or has any interest in any assets of, or performs any services for, or on behalf of, the Company.

3.11         Other Agreements.

(a)   For purposes of this Section 3.11, the term “in the aggregate” shall refer to a series of related transactions with a single party or group of related parties.  Except as set forth in Schedule 3.11, neither Company nor any of its Subsidiaries is a party to, or is bound by any of the following agreements (whether written or binding oral) (each, together with each Customer Contract described in Section 3.21, a “Material Contract” and collectively with the Customer Contracts described in Section 3.21, the “Material Contracts”):

(i)      any employment, contractor or consulting agreement other than at-will employment agreements made in the Ordinary Course of Business, or any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any Employee;

(ii)     any agreement or plan, including any stock option plan, restricted stock plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)    any fidelity or surety bond or completion bond;

(iv)    any collective bargaining, union or works council agreements;

(v)     any lease of personal property having a value in excess of $25,000 individually or $100,000 in the aggregate;

(vi)    any agreement of indemnification or guaranty other than provisions contained in ordinary course license agreements;

(vii)   any agreement, Contract, lease or commitment relating to fixed capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;

(viii)  any agreement, contract or commitment relating to the disposition or acquisition of assets (whether tangible or intangible) or any interest in any business enterprise outside the Ordinary Course of Business;

(ix)     any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money, extension of credit or otherwise placing an Encumbrance on any portion of the Company’s or its Subsidiaries’ assets other than Permitted Encumbrances;

(x)      any purchase order or contract for the purchase of materials involving in excess of $25,000 individually;

(xi)     any dealer, distribution, reseller, alliance, joint marketing, affiliate or development agreement;

(xii)    any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor agreement of the Company or any of its Subsidiaries;

(xiii)   [intentionally omitted];

(xiv)  any material agreement for the out-license of Company Intellectual Property other than ordinary course license agreements;

(xv)   purchase agreement relating to any business acquisition by the Company or any of its Subsidiaries within the last five years;

(xvi)  bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 3.17 or the schedules relating thereto;

(xvii) contract which prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world and, other than any contract entered into in the Ordinary Course of Business;

(xviii)      any Lease Agreement;

(xix)   any partnership, joint venture, shareholders’ or other similar contracts with any Person;

(xx)    any agreement under which the Company or any of its Subsidiaries has advanced or loaned any amount to any of its Employees outside of the Ordinary Course of Business;

(xxi)   any settlement, conciliation or similar agreement, the performance of which will involve any future payment of consideration in excess of $25,000;

(xxii)  other than customer agreements and in-licenses of “off-the-shelf” commercially available software, all agreements related to Intellectual Property; or

(xxiii) any other agreement, contract, lease or commitment, including, without limitation, or any service, operating or management agreement or arrangement with respect to any of the Leased Real Property, that involves $50,000 individually or $100,000 in the aggregate or more and is not cancelable without penalty within 30 days.

(b)   Each Material Contract to which the Company or any of its Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or its Subsidiary(ies), as the case may be, enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company or its Subsidiary(ies), as the case may be, and, to the Knowledge of the Company, the other parties thereto.  To the Company’s Knowledge, there are no disputes with respect to such Material Contract.  The Company is in compliance in all material respects with, and has not breached, violated or defaulted under (in any such case, in any material respect), or received notice (including with respect to the payment of any royalties or other payments due thereunder) that it has breached, violated or defaulted under (in any such case, in any material respect), any of the terms or conditions of any such Contract except for Disregarded Conflicts.  To the Knowledge of the Company, no party that is obligated to the Company or any of its Subsidiaries pursuant to any such Contract is subject to any breach, violation or default thereunder, and to the Knowledge of the

Company, there is no event that, with the lapse of time, giving of notice or both, would constitute such a breach, violation or default result in a loss of rights or result in the creation of any Encumbrance under or pursuant to such Contract by the Company or any of its Subsidiaries or any such other party except for Disregarded Conflicts.

(c)   All outstanding Indebtedness of the Company or any of its Subsidiaries may be prepaid without penalty.

3.12         Environmental Matters.  Neither the Company nor any of its Subsidiaries (i) has received any notice or other communication of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability or (ii) has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws.  The Company and all of its Subsidiaries have been and are in compliance in all material aspects with all Environmental Laws.  To the Knowledge of the Company, there are no Hazardous Materials in, on, under or about the Leased Real Property the presence of which is reasonably likely to result in a material liability to the Company or any of its Subsidiaries.

3.13         Litigation.  There is no action, suit, investigation, claim, arbitration or litigation pending or, to the Company’s Knowledge, threatened against or involving the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any of their officers, directors or key employees of with respect to their business activities, or the Company’s and any of its Subsidiaries’ respective assets (including Intellectual Property Rights), at law or in equity, or before or by any court, arbitrator or Governmental Entity.  Neither the Company nor any of its Subsidiaries is operating under, or is subject to, any judgment, writ, order, injunction, award or decree of any arbitration or any court, judge, justice or magistrate, including any bankruptcy court or judge, or by any Governmental Entity, and, to the Company’s Knowledge, none is threatened.  The Company has no Knowledge of any reasonable basis for any other litigation relating to the Company or any of its Subsidiaries.  Set forth on Schedule 3.13 is a list of (i) the material Proceedings and Orders against the Company and its Subsidiaries in the prior five (5) years and (ii) any material settlements entered into by the Company and its Subsidiaries with respect to any threatened Proceeding against the Company or any of its Subsidiaries in the prior five (5) years.  The foregoing includes actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or to the Company’s Knowledge, pending or threatened against any of its or its Subsidiaries’ employees, involving the prior employment of any of the Company’s or its Subsidiaries’ employees, their use in connection with the Company’s businesses of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.  As of the date hereof, there are no Proceedings pending or, to Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

3.14         Compliance with Laws.

(a)   The Company and each of its Subsidiaries is in compliance in all material respects and has conducted its business so as to comply in all material respects with all material Laws applicable to its assets and its business and operations, including all material Laws applicable to the Company’s relationship with its employees.  Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has violated in any material respects any United States or foreign import or export control laws and regulations, export licensing laws and regulations and customs regulations (including without limitation its obligations under the Foreign Corrupt Practices Act) applicable to the Company and its Subsidiaries.  Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has been cited by the United States Department of Commerce, the United States Customs

Service or any other relevant Governmental Entity for any violation of United States laws or regulations relating to importing or exporting of products, materials or services.

(b)   The Company and its Subsidiaries is the holder of all material licenses, approvals, authorizations, permits, concessions, certificates and other franchises of any Governmental Entity (“Governmental Permits”) required to operate its business and in material compliance with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Governmental Permits.  Schedule 3.14(b) sets forth a list of all such Governmental Permits.  The Company’s and its Subsidiaries’ Governmental Permits are in full force and effect in all material respects.  The transactions contemplated by this Agreement will not result in a material default under, or a material breach or violation of, or adversely affect the rights and benefits afforded by the Company and its Subsidiaries by, any Governmental Permit except for Disregarded Conflicts.

3.15         Intellectual Property.

(a)   Schedule 3.15(a)(1) (i) lists all Registered Intellectual Property owned or purported to be owned by, or filed or held in the name of, the Company or any of its Subsidiaries (the “Company Registered Intellectual Property”) and (ii) lists any currently pending proceedings or actions (other than routine, non-substantive actions or proceedings) before any Governmental Entity (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved, including without limitation any proceedings or actions in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property.  Schedule 3.15(a)(2) lists all Company Products.  To the Knowledge of Company, each item of Company Registered Intellectual Property is valid and subsisting.

(b)   Each item of Company Intellectual Property, including all Company Registered Intellectual Property is free and clear of any Liens other than Permitted Encumbrances.

(c)   To the extent that any material Company Intellectual Property has been (i) developed or created independently or jointly by any person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation or (ii) otherwise been acquired from any other person, the Company or its Subsidiaries have obtained a valid and irrevocable written assignment for the transfer all rights and exclusive ownership therein.

(d)   The Company or one of its Subsidiaries is the exclusive owner of all Company Intellectual Property.  Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Right that is or was Company Intellectual Property, to any other person or (ii) permitted the Company’s or any Subsidiary’s rights in such Company Intellectual Property to lapse or enter into the public domain.

(e)   The operation of the business of the Company and its Subsidiaries as it is currently conducted, or is contemplated to be conducted, by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, support, licensing and sale of any Company Product,  has not and does not infringe, misappropriate or otherwise violate and will not infringe, misappropriate or otherwise violate when conducted by Parent in substantially the same manner following the Closing, any Intellectual Property Rights of any person, violate any Intellectual Property Right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received notice from any person claiming that such operation or any act, any Company Product or Intellectual Property of

the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction.  Such representation and warranty shall be deemed, for the purposes of patent infringement claims (other than such claims based on willful patent infringement, where such willfulness is claimed to have existed prior to the Closing) to be deemed made to the Knowledge of the Company.

(f)    Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent or any of its subsidiaries granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent or any of its subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent or any of its subsidiaries being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(g)   The Company and its Subsidiaries have not provided notice to any Person that such Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(h)   The Company and its Subsidiaries have taken commercially reasonable steps that are required or necessary to protect the Company’s and any Subsidiary’s rights in confidential information and trade secrets of the Company and its Subsidiaries related to the Company Products.

(i)    All Intellectual Property used in the conduct of Company’s or any Subsidiary’s business as presently conducted or currently contemplated to be conducted by the Company or any of its Subsidiaries (i) was written and created solely by either (1) employees of the Company or any of its Subsidiaries acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property and Intellectual Property Rights therein, to the Company or any of its Subsidiaries or (2) by third parties who have validly and irrevocably assigned in writing all of their rights, including all Intellectual Property and Intellectual Property Rights therein, to the Company or any of its Subsidiaries, or (ii) is licensed to Company by a third party pursuant to a valid license agreement.

(j)    No Company Intellectual Property, Company Product or Intellectual Property of the Company or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property.

(k)   Neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Products except for disclosures to employees, contractors or consultants under written and enforceable agreements that prohibit use or disclosure except in the performances of services to the Company.

(l)    Neither the Company nor its Subsidiaries have inserted into Company Products, and to the Knowledge of the Company, no Company Products contain, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product or data or other software of users (“Contaminants”).  The Company and each of its Subsidiaries has in place systems and procedures consistent with good (or better) industry standard security practices for enterprise software to prevent the introduction of Contaminants into Company Products from software licensed from third parties.

(m)  The Company and each of its Subsidiaries has taken steps consistent with good (or better) industry standard security practices for enterprise software to protect the information technology systems used in connection with the operation of the Company and its Subsidiaries from Contaminants and other loss or impairment of data and related software.  To the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of information technology systems.

(n)   Schedule 3.15(n) contains a complete and accurate list of all software that is distributed as “open source software” or under a similar licensing or distribution model (including the GNU General Public License and the Lesser General Public License) that is incorporated into or distributed with a Company Product.  Based on the Company’s licensing practices as of the date hereof, in no case does the use, incorporation or distribution of open source software give rise to any rights in any third parties under any Company Intellectual Property, or obligations for the Company or its Subsidiaries with respect to any Company Intellectual Property, including any obligation to disclose or distribute any source code, to license any Company Intellectual Property for the purpose of making derivative works or to distribute any Company Intellectual Property without charge.

(o)   The Company and its Subsidiaries have complied in all material respects with their respective privacy and security policies and procedures related to the use, collection, storage, disclosure and transfer of any personally identifiable information of third Persons.  To the Knowledge of the Company, there have not been any breaches of the foregoing and there have not been any written complaints or notices of the same provided to the Company or its Subsidiaries.

3.16         Tax Matters.

(a)   Tax Returns and Audits.

(i)      (a) All income and other material U.S. federal, state, local and non-U.S. Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed and such Tax Returns in all material respects are true and correct and have been completed in accordance with applicable law and (b) all income and other material Taxes required to be paid by or with respect to the Company and each of its Subsidiaries have been timely paid.

(ii)     All material U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other material Taxes required to be withheld or paid with respect to the Employees and other third parties have been timely withheld or paid, and any such Taxes withheld have been paid over to the appropriate authorities.

(iii)    There is no delinquency in the payment of any material Tax of or with respect to the Company or any of its Subsidiaries, nor is there any material Tax deficiency outstanding against or with respect to the Company or any of its Subsidiaries, nor has any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax been executed by or on behalf of the Company or any of its Subsidiaries.

(iv)    No audit or other examination of any Tax Return of or including the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries or Stockholder been notified in writing of any request for such an audit or other examination.  No material adjustment relating to any Tax Return filed by or on behalf of the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries, Stockholder or any representative thereof.  No claim has ever been made that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which Tax Returns are not filed by or on behalf of the Company or any such Subsidiary.

(v)     Neither the Company nor any of its Subsidiaries had any liabilities for unpaid Taxes as of the Balance Sheet Date that were not accrued or reserved on the Current Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi)    Stockholder has made available to Parent or its legal counsel for copying all Tax Returns for or including the Company and its Subsidiaries filed for all periods since 2004.

(vii)   There are no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Permitted Encumbrances.

(viii)  Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Stockholder or the Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, or (c) any liability for the Taxes of any Person (other than members of the group of which Stockholder is the common parent), under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law, and including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, or otherwise.

(ix)     Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(x)      Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xi)     Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xii)    MicroEdge Ltd. has been at all times since December 1, 2007 classified as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-2(a) and it has not made an election to be treated as an association within the meaning of Treasury Regulation Section 301.7701-3.

(b)   Executive Compensation Tax.  There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, or Section 404 of the Code.

3.17         Employment and Benefit Matters.

(a)   Pension and Benefit Plans and Other Arrangements.  Schedule 3.17(a) lists each current employee benefit plan, program, arrangement and contract (including, without limitation, any “employee benefit plan” as defined by Section 3(3) of ERISA), nonqualified deferred compensation, incentive, bonus, employment, severance, retention, change in control, material fringe benefit, stock option, stock bonus or other material benefit arrangement or contract that is maintained by or contributed to solely by the Company and its Subsidiaries for the benefit of Employees or with respect to which the Company or any Subsidiary has any Liability (each a “Benefit Plan” and collectively, the “Benefit Plans”), provided that the term “Benefit Plan” shall not include employee benefit plans sponsored by Stockholder (or any of its Subsidiaries other than the Company and its Subsidiaries) to which the Company or its Subsidiaries contribute as participating employers (each a “Stockholder Benefit Plan”).  The Company has made available to Parent true and correct copies of (i) each Benefit Plan document, or with respect to a Benefit Plan not in writing, a written description thereof, (ii) each trust agreement or other funding vehicle relating to each such Benefit Plan, (iii) the most recent summary plan description for each Benefit Plan for which a summary plan description is required, and (iv) the most recent determination letter issued by the Internal Revenue Service (the “IRS”) with respect to any Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b)   Compliance.  Each Benefit Plan has been maintained and administered in all material respects in accordance with its terms and is in material compliance with requirements prescribed by applicable Law, including the Code and ERISA. The Company has no pending claims or lawsuits (other than routine claims for benefits) before any court, governmental agency, regulatory body, or arbitrator arising under any Law governing any Benefit Plan that would result in any material Liability to the Company.

(c)   Pension Plans.  Neither the Company, any Company Subsidiary nor any ERISA Affiliate has any Liability with respect to or has ever established, sponsored, maintained, participated in or contributed to or been required to contribute to (A) any defined benefit plan (as defined in Section 3(35) of ERISA) or any other plan or arrangement that is otherwise subject to Title IV of ERISA or Section 412 of the Code, (B) any “multiemployer plan” as that term is defined in Section 3(37)(A) of ERISA, or (C) a “multiple employer plan” as defined in ERISA or the Code.  Each Benefit Plan and Stockholder Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS.  Stockholder has provided Parent with a copy of the most recent determination or opinion letter from the IRS for each Benefit Plan and Stockholder Benefit Plan.

(d)   Retiree Welfare Benefits.  No Benefit Plan or Stockholder Benefit Plan provides, or reflects or represents any current or potential obligation to provide post-employment medical, health, life insurance or other welfare-type benefits to any Person for any reason except as required by Section 4980B of the Code or Section 601 et. seq. of  ERISA, and neither the Company nor any of its Subsidiaries otherwise has any Liability to provide any such benefits.

(e)   Collective Bargaining Agreements.  There are no collective bargaining agreements applicable to the Employees and the Company has no duty to bargain with any labor organization with respect to any Persons.  There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any Persons employed by the Company.

(f)    Employee Information. The Company has made available to Parent a complete and correct list setting forth the positions and rates of compensation of all the current officers, directors, employees and consultants of the Company, as of the date hereof, showing each such person’s positions, and annual remuneration and bonuses for the most recently completed fiscal year (excluding directors who are Stockholder employees).  To the Knowledge of the Company, no executive or key employee of the Company has any plans to terminate his or her employment with the Company.  A list of any current or former employees of Stockholder who were, prior to their employment with Stockholder, employed by the Company at any time since December 31, 2007 has been made available to Parent.

(g)   Employment Practices.  With respect to any persons employed by the Company, (i) the Company has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and has not violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) except as set forth on Schedule 3.17(g), there are no pending or, to the Knowledge of the Company, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company before any Governmental Entity.  The Company has complied, in all material respects, with all applicable provisions of the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Securities Act of 1933, as amended (the “Securities Act”), and all other Laws pertaining to the Company’s relations with its Employees.

(h)   Contributions to the Benefit Plans.  The Company has made all material contributions or premium payments it is required to make to each Benefit Plan and Stockholder Benefit Plan in accordance with the terms of such plan and within the time frames prescribed by applicable Law, and all other contributions and payments have been properly accrued.  The Company has no obligations or Liabilities with respect to any Stockholder Benefit Plan.

(i)    Immigration Laws. The Company has complied, in all material respects, with all Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including, but not limited to, the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations.

(j)    Stock Option Plans.  The Company has no equity incentive plans, including without limitation any stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based) plans, and has never issued any securities to any Person under any such plans.  The Company has not entered into Contracts (oral or written) with its employees providing for the distribution of the Merger Consideration to such employees.

(k)   Change of Control Payments.  The execution of this Agreement and the consummation of the transactions contemplated herein will not (either alone or upon termination of employment following the Merger) constitute an event under any Benefit Plan or employment, retention, severance, parachute or change in control agreement that will result in any payment (whether severance pay or otherwise), forgiveness of indebtedness or accelerated vesting with respect to any Employee.  No payment which will or may be made by the Company in connection with the transactions contemplated by this Agreement is or in the aggregate are reasonably likely to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

(l)    Employment.  Schedule 3.17(l) lists all employees who primarily perform services for the Company’s and its Subsidiaries’ business and does not list any employees who do not primarily perform services for the Company’s and its Subsidiaries’ business.  All employees listed on Schedule 3.17(l) are employed by the Company or one of the Company’s Subsidiaries and, except as expressly set forth on Schedule 3.17(l), such employment is “at will” and such employees are actively at work and not on leave.  Such employees are referred to herein as “Continuing Employees.”

3.18         Transactions with Related Parties.  Neither any present nor former officer, director, stockholder, employee of the Company or any of its Subsidiaries or Person known by the Company to be an Affiliate of any of them (“Insider”) or any Affiliate of the Company or any of its Subsidiaries has an interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company’s and its Subsidiaries’ business, including any interest in the Intellectual Property, owns any beneficial interest in the Company or its Subsidiaries or is currently a party to any transaction, contract or agreement with the Company or any of its Subsidiaries (including any agreement providing for the rental of assets from or to, or otherwise requiring payments to, any such officer, director, stockholder, employee or known Affiliate thereof other than any Benefit Plan or other employment or service provider contract or agreement) or, to the Company’s Knowledge, any of the Company’s and its Subsidiaries’ material customers or suppliers.  The attached Schedule 3.18 contains a description of all material intercompany services provided to or on behalf of the Company and its Subsidiaries by any Stockholder, Insider or their Affiliates (other than the Company and its Subsidiaries).  Except as set forth and described on the attached Schedule 3.18 and certain personal belongings, office furniture and furnishing owned by the Stockholders which are in the offices of the Stockholders, none of the assets, tangible or intangible, or properties that are used by the Company and its Subsidiaries are owned by any Stockholder, Insider or their Affiliates (other than the Company and its Subsidiaries).

3.19         Brokers/Transaction Expenses.  Except as set forth on Schedule 3.19, no broker, finder or investment banker or other firm or person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  A good faith estimate of the Transaction Expenses of the Company in connection with this Agreement or the Merger contemplated hereby is set forth on Schedule 3.19 (the “Transaction Expense Estimate”).

3.20         Absence of Violation.  None of the Company, its Subsidiaries nor any of their officers, directors, employees or agents (a) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any extraordinary discount, or any other unlawful inducement, to or from any Person, business association or governmental official or entity in the United States or elsewhere in connection with or in furtherance of the business of the Company (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value to (i) any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist the Company and its Subsidiaries in obtaining business for or with, or directing business to, any Person or (ii) any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes) or (b) has made any political contributions which would not be lawful under the laws of the United States or the foreign country in which such payments were made.  None of the Company, its Subsidiaries or any of their officers or directors, nor, to its Knowledge, employees or agents has been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of the Company or with respect to any political contribution.

3.21         Customers and Suppliers.

(a)   To the Company’s Knowledge, none of the customers listed on Schedule 3.21(a)(i) has formally notified (including by electronic communication) the Company or any of its Subsidiaries of their intent to (i) terminate its contract with the Company or its Subsidiaries, as applicable, (ii) go out of business, (iii) materially decrease the rate of, purchasing materials, products or services from the Company or any of its Subsidiaries or (iv) seek to purchase the products and services provided by the Company and its Subsidiaries from any other supplier or vendor not currently providing such products or services to such customer.  The Company has provided to Buyer the historic renewal rates of its customers for the past two (2) fiscal years.  Schedule 3.21(a)(ii) sets forth a list of the ten (10) largest suppliers of the Company and its Subsidiaries (based on purchases made from such suppliers in 2008).  To the Company’s Knowledge, none of the suppliers listed on Schedule 3.21(a)(ii) has indicated that it may (i) terminate its contract with the Company or its Subsidiaries, as applicable, (ii) go out of business, or (iii) materially decrease the rate of, supplying materials, products or services to the Company or any of its Subsidiaries. Attached to Schedule

3.21(a)(iii) are copies of Company’s and its Subsidiaries’ standard form agreements entered into between the Company, its Subsidiaries and any of the customers of the Company and its Subsidiaries set forth on Schedule 3.21(a)(i) during the five (5) year period prior to the Closing Date.  Schedule 3.21(a)(iv) sets forth a list of the contracts on Schedule 3.21(a)(i) that are not in one of the forms provided in Schedule 3.21(a)(iii).  Stockholder has made available or provided to Parent a copy of each of the written agreements (and in the case of a binding oral agreement, a summary description of such agreement) set forth on Schedule 3.21(a)(iv).

(b)   No product or subscription service provided, manufactured, sold, leased, or delivered by the Company or its Subsidiaries under an agreement with any customer set forth on Schedule 3.21(a)(i) is subject to any guaranty or warranty beyond the applicable standard terms and conditions of sale or lease set forth in the form agreements set forth in Schedule 3.21(a)(iii).

3.22         Corporate Information.  Schedule 3.22 lists the directors and officers of the Company and each of its Subsidiaries.  The minute books (containing the records of meetings of the stockholder and/or directors or any committees of the stockholders and/or directors) and the stock register for the Company and each of its Subsidiaries are correct and complete in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

Except as specifically set forth in the disclosure schedule of Stockholder delivered to Parent herewith (collectively, the “Stockholder Disclosure Schedule”), Stockholder hereby represents and warrants to Parent as of the date hereof and as of the Closing Date as follows:

4.1           Organization and Qualification.  Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Stockholder has the requisite power and authority to own, lease and operate its assets and properties, to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby.  Stockholder is duly qualified to conduct its business, and is in good standing, in each jurisdiction in which the ownership or leasing of its assets and properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a material adverse effect on the Stockholder and its Subsidiaries, taken as a whole.

4.2           Authority.  The execution and delivery of this Agreement by Stockholder, the consummation of the Merger and the consummation by Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Company Stockholder Approval and the filing and recordation of the Certificate of Merger as required.  This Agreement has been duly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by the Company, Merger Sub and Parent, this Agreement constitutes a legal, valid and binding obligation of Stockholder, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

4.3           No Conflict.

(a)   Except as set forth in Schedule 4.3, the execution and delivery of this Agreement by Stockholder and the consummation of the Merger do not, and the performance by Stockholder of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or the bylaws of Stockholder, (ii) conflict with or violate any Law applicable to Stockholder or by which any of its properties or assets are bound or affected, or (iii) result in any breach of, or constitute a material default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancellation or acceleration of material obligation or to loss of a material benefit under, or result in the creation of a material Lien on any of the properties or assets of the Company under any Contract to which Stockholder is a party or by which Stockholder is bound, or to which any of its properties or assets is subject.

(b)   Except as set forth in Schedule 4.3, the execution and delivery of this Agreement by Stockholder and the consummation of the Merger do not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by Stockholder except for the filing and recordation of the Certificate of Merger as required by the NYBCL.

4.4           Title to the Shares.  Stockholder has valid marketable title to the Shares and the legal right and power, and all authorization and approval required by law, to enter into this Agreement.  There are no options, warrants, calls, rights, commitments, or agreements of any character, written or oral, to which Stockholder is a party or by which it is bound obligating Stockholder to deliver, sell, or repurchase, or cause to be delivered, sold, or repurchased, any of the Shares.

4.5           Brokers.  No broker, finder or investment banker or other firm or Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As of the date hereof, except as specifically set forth in Parent’s and Merger Sub’s disclosure schedules under this ARTICLE V delivered to the Company upon execution of this Agreement, Parent and Merger Sub hereby represents and warrants to the Company and Stockholder as of the date hereof and as of the Closing Date as follows:

5.1           Organization and Qualification.  Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York.  Each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its assets and properties, to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby.  Each of Parent and Merger Sub is duly qualified to conduct its business, and is in good standing, in each jurisdiction in which the ownership or leasing of its assets and properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a material adverse effect on the Parent, Merger Sub and their respective Subsidiaries, taken as a whole.

5.2           Authority.  The execution and delivery of this Agreement by each of Parent and Merger Sub, the consummation of the Merger and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the consummation of the Merger or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company and Stockholder, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

5.3           No Conflict; Required Filings and Consents.

(a)   Except as set forth in Schedule 5.3, the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Merger do not, and the performance by Parent and Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or the bylaws or the equivalents of Parent or Merger Sub, as applicable, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any of its properties or assets are bound or affected, or (iii) result in any breach of, or constitute a material default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancellation or acceleration of material obligation or to loss of a material benefit under, or result in the creation of a material Lien on any of the properties or assets of the Company under any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound, or to which any of its properties or assets is subject.

(b)   Except as set forth in Schedule 5.3, the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Merger do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by Parent or Merger Sub except for the filing and recordation of the Certificate of Merger as required by the NYBCL.

5.4           Ownership of Merger Sub; No Prior Activities.  Parent owns 100% of the issued and outstanding limited liability company interests of Merger Sub.  Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

5.5           Brokers.  No broker, finder or investment banker or other firm or Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

5.6           Financing.  As of the Closing Date, Parent shall have the financial capacity necessary and sufficient to consummate the Merger and the transactions contemplated hereby, including any related fees and expenses.

5.7           Limited Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed Limited Guarantee with respect to certain matters on the terms specified therein.  The Limited Guarantee is in full force and effect and constitutes a valid, binding and enforceable obligation of Vista, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of Vista under the Limited Guarantee.

ARTICLE VI

CONDUCT PENDING CLOSING; CERTAIN POST CLOSING MATTERS

6.1           Conduct of Business.  From the date hereof until the Closing, the Company shall, and shall cause its Subsidiaries to, except as otherwise provided for in this Agreement:

(a)   conduct and operate its business in the Ordinary Course of Business (including with respect to cash management customs and practices, the collection of receivables and payment of payables, and the amount and timing of capital, advertising, promotional and marketing expenditures);

(b)   use its reasonable best efforts to maintain and keep its assets in good repair and condition as at present, ordinary wear and tear excepted;

(c)   maintain business and accounting records consistent with past practices;

(d)   perform all of its material obligations under agreements relating to or affecting its assets, properties or rights;

(e)   keep in full force and effect present insurance policies or other comparable insurance coverage, subject to ordinary course renewals;

(f)    comply, in all material respects, with all Laws and Orders applicable to them;

(g)   use its reasonable best efforts to maintain compliance with all Governmental Permits and Laws of any applicable Governmental Entity; and

(h)   use its reasonable best efforts to (i) preserve its goodwill and business organization intact, (ii) maintain the services of its present officers and key employees, and (iii) maintain existing relationships and the goodwill of its suppliers, customers, lessors, creditors and others with whom it has business relations.

6.2           Certain Restrictions.  Unless otherwise provided for herein or previously approved in writing by Parent, which approval shall not be unreasonably withheld, from the date hereof until the Closing, neither the Company nor its Subsidiaries shall:

(a)   amend or otherwise change its Charter Documents or organization documents, as applicable;

(b)   issue or sell or authorize for issuance or sale or grant or accelerate any options or make other agreements with respect to, any shares of its capital stock, other equity or ownership interests including options, warrants, convertible debt or other rights to acquire shares of the Company’s or its Subsidiaries’ capital stock or any other of its securities;

(c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock other than the Intercompany Accounts;

(d)   reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interests, except for repurchases of shares in connection with the termination of any employee pursuant to stock option or purchase agreements;

(e)   incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the Ordinary Course of Business, or modify, amend or waive in any respect the terms and conditions of any material indebtedness;

(f)    acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) (i) any corporation, partnership, other business organization or any division thereof or (ii) any material amount of assets in excess of $50,000 other than in the Ordinary Course of Business;

(g)   enter into any Contract other than in the Ordinary Course of Business or enter into any Contract that involves a dollar amount in excess of $100,000;

(h)   enter into, materially modify or amend or terminate, relinquish or fail to renew a Material Contract other than in order to comply with applicable Law or in the Ordinary Course of Business;

(i)    authorize any capital commitment or capital lease;

(j)    sell or transfer, outside of the Ordinary Course of Business, or assign, lease, mortgage, pledge or subject to Encumbrance (other than any Permitted Encumbrance), or agree to do any of the foregoing, any of its assets or agree to do so;

(k)   enter into or agree to enter into any employment agreement (other than at-will offer letters and at-will letter agreements entered into in the Ordinary Course of Business) or increase the compensation payable or to become payable to or make any bonus or other payment to its officers, employees or independent contractors, grant any severance, retention or termination pay to, or enter into any severance agreement with, any director, officer or other employee of the Company and its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee, except that the Company and its Subsidiaries (i) may make bonus payments consistent with past practices and in accordance with plans currently in effect, (ii) may make any amendments to Benefit Plans to the extent necessary to maintain their compliance with applicable Laws, and (iii) may increase the compensation payable to or to become payable to its officers or employees in the Ordinary Course of Business;

(l)    make, rescind, or change (or have made, rescinded or changed on its behalf) any material Tax election, settle or compromise (or have settled or compromised on its behalf) any income Tax liability or audit, or file (or have filed on its behalf) any amended Tax Return;

(m)  pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business or as contemplated by this Agreement;

(n)   waive any material rights or claims of the Company and its Subsidiaries, provided that the Company and its Subsidiaries may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

(o)   pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business or as contemplated by this Agreement;

(p)   waive any material rights or claims of the Company and its Subsidiaries, provided that the Company and its Subsidiaries may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

(q)   commit a material breach of or amend or terminate any material agreement, permit, license or other right;

(r)    enter into any other transaction (A) with any Affiliate or (B) outside the Ordinary Course of Business;

(s)   (i) initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills) or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;

(t)    sell, assign, transfer, license or sublicense, pledge or otherwise encumber any of the Company’s Intellectual Property Rights, other than in the Ordinary Course of Business;

(u)   enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Real Property Leases;

(v)   change any insurance coverage other than in connection with renewals in the Ordinary Course of Business;

(w)  make any material change in accounting methods or practices, other than changes required by changes in GAAP or the Code;

(x)    form any Subsidiary or enter into any partnership, joint venture or similar legal relationship in which an equity interest of another Person is owned;

(y)   take or agree or commit to take any action that would, or is reasonably likely to, make any representation or warranty contained in Article III of this Agreement inaccurate at, or as of any time prior to, the Closing or result in any of the conditions set forth in Article VII not being satisfied, or omit or agree to omit to take any action necessary to prevent any such representation or warranty from being inaccurate at any such time or to prevent any such condition from not being satisfied;

(z)    transfer employment of any Stockholder employees to the Company or any Subsidiary; or

(aa) commit or agree to do any of the foregoing.

6.3           Access; Documents; Supplemental Information.

(a)   From and after the date hereof until the Closing, the Company shall afford to the officers, independent certified public accountants, counsel and other representatives of Parent, upon reasonable notice, free and full access during business hours to the properties, books and records, including Tax Returns filed since inception and those in preparation and the right to consult with the officers, employees, accountants, counsel and other representatives of the Company.

(b)   From the date of this Agreement through and including the Closing Date, the Company will furnish Parent with copies of any notices, documents, requests, court papers, or other materials received from any Governmental Entity or any other third party with respect to the transactions contemplated by this Agreement.

(c)   The parties acknowledge that the Company and Parent have previously executed a nondisclosure agreement, dated as of January 29, 2009 (the “Nondisclosure Agreement”), which will continue in full force and effect in accordance with its terms.

6.4           No Solicitation.

(a)   Until the earlier of (i) the Closing Date or (ii) the date of termination of this Agreement pursuant to the provisions of ARTICLE IX hereof (the “Expiration Date”), neither Stockholder nor the Company shall (nor shall Stockholder or the Company permit, as applicable, any of its officers, directors, employees, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent, Merger Sub and their respective designees: (A) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction (any such offer, proposal or inquiry, an “Acquisition Proposal”), (B) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to Company properties, technologies, books or records, not customarily afforded such access, (C) assist or cooperate with any Person in connection with an Acquisition Proposal, other than with respect to the purchase of inventory in the ordinary course of business or (D) enter into any agreement with any person relating to an Acquisition Proposal.  Stockholder and the Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent or Merger Sub) that are the subject matter of clause (A), (B), (C) or (D) above.

(b)   Stockholder or the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or modification of or amendment to any Acquisition Proposal, or request for nonpublic information relating to the Company or for access to the properties, books or records of the Company, or notice by any Person that it is considering making, or has made, an Acquisition Proposal.  Such notice to Parent shall be made orally and in writing and shall indicate (1) the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company and (2) the terms of the Acquisition Proposal (to the extent disclosure of the terms of such Acquisition Proposal does not breach any non-disclosure agreement existing prior to the date hereof).  In no event will Stockholder or the Company accept any Acquisition Proposal prior to the Expiration Date.  The Company shall indemnify Parent, Merger Sub, their respective representatives and agents from and against any claims by any party to an Acquisition Proposal based upon or arising out of the discussion or consummation of the transactions contemplated by this Agreement.

(c)   The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.4 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.4 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of Stockholder or the Company shall be deemed to be a breach of this Agreement by Stockholder or the Company.

6.5           Reasonable Efforts; Notification.  Stockholder, the Company, Merger Sub and Parent each shall, from the date hereof, until the Closing Date, cooperate with the other and use its commercially reasonable efforts to cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) fulfilling all conditions to this Agreement, (ii) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and taking all necessary steps as may be necessary to avoid any suit, claim, action, investigation or proceeding of any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  Between the date hereof and the Closing Date, Stockholder shall provide, and shall cause the Company and its representatives (including legal and accounting advisors) to provide, cooperation in connection with any reasonable requests made by Parent’s lenders, including, without limitation, executing and delivering documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral (provided that no such executed and delivered documents or pledge or security documents shall be effective until the Closing).  As soon as practicable following the date hereof, the Company shall use its commercially reasonable efforts to obtain all Required Consents and the Consents set forth on Schedule 6.5 and Parent shall use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries’ agreements, contracts, license or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, provided that in no event shall the Company or any Subsidiary be required to incur any material cost or obligation, or suffer the loss of any right in connection therewith.  If the parties are unable to obtain the Consents set forth on Schedule 6.5, then the parties shall alter the structure of the transactions contemplated by this Agreement in a manner that eliminates the need to obtain such Consents, which structure would be equivalent to the Stockholder in all material respects. Parent shall be responsible for all costs incurred by the parties in connection with the structure change.

6.6           Notification of Certain Matters.  Stockholder or the Company shall give prompt notice to Parent, and Parent shall give prompt notice to Stockholder and the Company, of the occurrence, or non-occurrence, of any event that would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (b) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, or (c) any failure of Stockholder, the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that neither the Stockholder or the Company shall be required to update the Company Disclosure Schedules to set forth any purchase orders or contracts for the purchase of materials involving in excess of $25,000 individually unless such orders or contracts are outside the Ordinary Course of Business.  The delivery of any notice pursuant to this Section 6.6 shall not, without the express written consent of the other parties be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in ARTICLE VII, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.7           Employee Benefits.

(a)   Confidential Information Agreements.  Each of the Continuing Employees shall enter in to the Parent’s standard agreement regarding confidential and proprietary information.

(b)   Employee Benefits and Compensation.  From and after the Closing Date, Parent shall cause the Company and its Subsidiaries to allow Continuing Employees to participate in the benefit programs of the Company and its Subsidiaries to the same extent as similarly situated employees of the Company and its Subsidiaries, subject to “actively at work” requirements with respect to life and disability coverages.  The Company and its Subsidiaries shall use reasonable commercial efforts to cause its group health plans to, with respect to Continuing Employees, (i) waive any preexisting condition limitations and waiting periods for participation in any such group health plans (to the extent such preexisting condition limitations and waiting periods did not apply under group health Benefit Plans prior to the Closing Date), (ii) credit Continuing Employees with any deductible expenses incurred by such employees and their dependents under the group health Benefit Plans during the year in which the Closing occurs for purposes of satisfying any applicable deductible requirements under similar group health plans in which Continuing Employees may participate after the Closing Date.  Parent shall cause the Company and its Subsidiaries to use reasonable commercial efforts to provide each Continuing Employee with credit for eligibility and vesting under benefit plans and programs in which Continuing Employees participate following the Closing (other than equity-based awards or arrangements) based on service with the Company and its Subsidiaries prior to Closing to the same extent such service was recognized under the applicable Benefit Plan or Stockholder Benefit Plan for such purposes.  Stockholder and Parent shall cooperate and use commercially reasonable efforts to allow Continuing Employees to rollover their account balances under the Stockholder’s 401(k) plan (in the form of cash and notes associated with plan loans) to the 401(k) plan sponsored by the Company or its Subsidiaries as soon as reasonably practicable on or following the Closing Date and shall use commercially reasonable efforts to not place any Continuing Employees’ plan loans into default prior to the date of such rollovers as long as such rollovers occur prior to the last day of the calendar quarter following the calendar quarter in which the Closing Date occurs.  Parent shall cause the Company to adopt a 401(k) plan so that each Continuing Employee shall be eligible to participate in the Company’s 401(k) plan as soon as reasonably practicable following the Closing Date.  For the period beginning on the Closing Date and ending on the one year anniversary of the Closing Date, the Company or its Subsidiaries shall provide Continuing Employees during such employee’s continued employment with the Company or its Subsidiaries, as applicable, the same wage or salary and cash bonus opportunity as in effect for such Continuing Employees immediately prior to the Closing Date.  Stockholder shall retain and shall indemnify Parent, the Company and each Company Subsidiary with respect to all liabilities and obligations relating to all Stockholder Benefit Plans and each other employee benefit plan, program, policy, agreement or arrangement that has been maintained or contributed to by Stockholder or any its ERISA Affiliates, other than with respect to accrued but unused vacation earned by Continuing Employees that is assumed under Section 6.7(c).  Parent agrees to cause Company’s cafeteria plan qualifying under Section 125 of the Code (“Company Cafeteria Plan”) to accept a spin-off of the flexible spending reimbursement accounts from the Stockholder cafeteria plans in which Continuing Employees participate (“Stockholder Cafeteria Plan”) and to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Continuing Employee under Stockholder Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date.

(c)   Vacation Accrual.  Merger Sub will assume the aggregate amount of accrued and unpaid vacation and sick time for all Continuing Employees that is included in Included Current Liabilities and taken into account in calculating Net Working Capital.  Any accrued and unpaid vacation and sick time for Business Employees that is not assumed by Merger Sub pursuant to this Section 6.7(c) shall be paid by the Stockholder on or prior to the Closing Date.

(d)   Company Employees.  Prior to the Closing, Stockholder shall not hire or enter into an employment agreement with, any employees of the Company’s business.  Stockholder shall retain, and shall indemnify Parent, the Company and each Company Subsidiary with respect to, all liabilities and obligations relating to current and former employees of the Company’s MicroEdge Ltd. subsidiary.

(e)   No Amendment or Third Party Beneficiaries.  Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit Parent’s or the Company’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by Parent or Company or its Subsidiaries, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

(f)    Bonuses.  As of the Closing Date, Stockholder shall reasonably calculate and shall pay to each Business Employee all bonuses relating to periods prior to the Closing Date, including without limitation, under the MBO Incentive Plan, the Advent Achievement Bonus Plan, the Revenue Share Plans and the fiscal year 2009 Services Compensation Plans (the client utilization variable compensation arrangements), determined (i) on a pro-rata basis based on a fraction, the numerator of which is the number of complete calendar months that occur prior to the Closing Date in each respective bonus period in which the Closing Date occurs and the denominator of which is the total number of months in each such bonus period, (ii) under the assumption that individual performance targets have been met at a level of 100% for each such bonus period (or, with respect to the FY Services Compensation Plans, based on 100% client utilization during the pro-rata portion of the bonus period described in (i)) and that corporate performance levels have been met at the actual levels of half year corporate performance levels achieved by Stockholder or the Company, as applicable), and (iii) in each case disregarding any requirement that Business Employees must be employed by Stockholder or its Affiliates as of the bonus payment date or as of the last day of any respective bonus period.  All such bonuses, to the extent paid, shall not be deemed to be Included Current Liabilities.

6.8           Monthly Financial Statements.  Stockholder shall deliver to Parent copies of the Company’s and its Subsidiaries’ monthly combined financial statements in the form produced by the Stockholder in the Ordinary Course of Business in connection with its monthly close process, and not including quarterly or annual adjustments as they are finalized between the date of this Agreement and the Closing Date on or prior to the fifteenth (15th) day following the last day of such month (the “Monthly Financial Statements”).

6.9           Non-Competition; Non-Solicitation.  As condition precedent to Parent entering into and performing its obligations under this Agreement, the parties agree as follows:

(a)   With respect to Stockholder for a period of five (5) years after the Closing Date (the “Non-Competition Period”), Stockholder agrees, on behalf of itself and its Affiliates, that they shall not, anywhere in North America, Europe, Australia and the remainder of the world (the “Territory”) (1) directly or indirectly, either for itself or for any other Person, own, operate, manage, control, engage in, participate in, invest in, or permit its name to be used in connection with, the Business, or (2) act as consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner, any Person that engages in or owns, operates, manages or controls any venture or enterprise which engages in the Business (in each case, a “Competitive Business”).  Nothing herein shall prohibit Stockholder from (i) investing in, acting as a consultant or advisor to, rendering services for or otherwise assisting a Person that engages in or owns, operates, manages or controls any venture or enterprise which engages in the Business, provided such investment, services and assistance provided by Stockholder is related to Stockholder’s business and is not intended to be in furtherance of the Business, (ii) being a passive owner of not more than 1% of the outstanding stock of any class of securities of a publicly traded corporation engaged in such business, so long as it has no active participation in the business of such corporation or (iii) performing any services for the Company or its Subsidiaries.

(b)   During the Non-Competition Period, the Stockholder shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any employee thereof, (ii) hire or employ any person who is, as of the Closing Date, an employee of the Company or its Subsidiaries, (iii) interfere with the relationship between any Company (or its Subsidiary) customer, supplier, licensee or business relation and the Company or its Subsidiaries (including, without limitation, inducing such person to cease doing business with the Company or making any negative statements or communications about the Company or any of its Subsidiaries) or (iv) directly or indirectly acquire or attempt to acquire any business in the United States of America which the Company, as of the Closing Date, has identified as a potential acquisition target, and has listed in Schedule 6.9 (an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person other than Parent or the Company or its Subsidiaries. Notwithstanding subsections (i) and (ii) above, nothing herein shall restrict Stockholder from soliciting or hiring any person:  (a) who responds to a public advertisement, without any direct solicitation by Stockholder, (b) who has been independently and without assistance from Stockholder brought to the Stockholder’s attention by an agency, search firm or other independent third party or (c) with whom Stockholder initiates discussions regarding employment after such person’s employment with the Company or its Subsidiaries is terminated.

(c)   If, at the time of enforcement of this Section 6.9, a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

(d)   The Stockholder recognizes and affirms that in the event of breach by it of any of the provisions of this Section 6.9, money damages would be inadequate and Parent and the Company would have no adequate remedy at law.  Accordingly, the Stockholder agrees that Parent and the Company shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the Stockholder’s obligations under this Section 6.9 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 6.9 (including, without limitation, the extension of the Non-Competition Period by a period equal to the length of the violation of this Section 6.9.  In the event of a breach or violation by the Stockholder of any of the provisions of this Section 6.9, the running of the Non Competition Period (but not of the Stockholder’s obligations under this Section 6.9) shall be tolled with respect to the Stockholder during the continuance of any actual breach or violation.

(e)   Stockholder acknowledges and agrees that (i) the restrictions contained in this Section 6.10 are reasonable in all respects (including, without limitation, with respect to the subject matter, time period and geographical area) and are necessary to protect the value of the Shares (including, without limitation, the goodwill related thereto), (ii) Stockholder is primarily responsible for the creation of such value and goodwill as of the Closing Date, and (iii) Parent would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 6.9.

6.10         Intercompany Accounts.  As of the Closing Date, any intercompany accounts receivable or accounts payable, intercompany loans or other similar intercompany Liabilities between Stockholder or any Affiliate (other than the Company or any Subsidiary of the Company) of Stockholder, on the one hand, and the Company or any Subsidiary of the Company, on the other, shall be forgiven or otherwise contributed to capital and such amounts shall not be deemed to be Included Current Assets or Included Current Liabilities.

6.11         Stockholder Approval.  Immediately following the execution and delivery of this Agreement, the Company shall obtain the irrevocable adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, pursuant to an Action by Written Consent signed by Stockholder, which shall constitute the Company Stockholder Approval.

6.12         Accounting System.  Stockholder shall cooperate and assist Parent (and Stockholder shall cause the Company and its Subsidiaries and their respective representatives (including accounting advisors) to cooperate and assist Parent) in Parent’s installation and testing of a general ledger accounting system for the Company and its Subsidiaries (the “Accounting System”).  Stockholder shall provide to Parent all reasonably relevant and available information and data extracts from the equivalent accounting systems of Stockholder (and the Company and its Subsidiaries, as applicable), and assist with the implementation thereof.  Parent will be responsible for configuring and testing installation of the Accounting System.  Each party hereto will use its  reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part to cause the Accounting System to be operational and capable of billing clients of the Company and its Subsidiaries as of the Closing.  If not, the billing of clients of the Company and its Subsidiaries shall be handled in the manner described in the Transition Services Agreement.

6.13         Confidentiality Agreements.  From and after the date hereof, Stockholder shall (i) not amend or waive any provisions of any confidentiality agreements entered into between Stockholder and any third party prospective bidders for the Company  in connection with the process undertaken by Stockholder involving the potential disposition to one or more competing bidders of all or substantially all of the equity interests in, or assets of, the Company (the “Confidentiality Agreements”) in a manner that would have an adverse effect on the Company, (ii) inform Parent of any breach of any such Confidentiality Agreement by Stockholder or, to the Company’s Knowledge, any other party thereto, and (iii) will enforce on behalf of Parent or assign to Parent rights necessary to enforce claims arising under, at Parent’s cost and expense (unless Stockholder is the breaching party under such Confidentiality Agreements), the terms of the Confidentiality Agreements (it being understood that Parent shall have all rights of Stockholder under such Confidentiality Agreements).

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1           Obligations of the Parties.  The obligations of the parties hereto to consummate the purchase and sale of the Shares pursuant to ARTICLE II are subject to the fulfillment, satisfaction or waiver, to the extent permitted by applicable law, at or before the Closing, of each of the following conditions:

(a)   Approvals.  All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by any Governmental Entity, domestic or foreign, the failure to obtain, make or occur that would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect, as appropriate, on the Company, Merger Sub, Stockholder or Parent, assuming the Merger had taken place, shall have been obtained, made or occurred, and the parties shall have received duly executed copies of the consents listed on Schedule 7.1(a) in form and substance reasonably satisfactory to the parties.

(b)   No Injunction.  No temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or other Governmental Entity (i) prohibiting, preventing or making illegal the consummation of the Merger or any of the transactions contemplated hereunder, (ii) materially and adversely affect the right of Parent, Merger Sub or the Company or any of their respective Subsidiaries to own or operate their businesses, or (iii)  causing any of the transactions contemplated by this Agreement to be rescinded following consummation shall be pending or overtly threatened or have been enacted, issued, promulgated or enforced, and no litigation brought by a Governmental Entity seeking the issuance of such an order or injunction, or seeking relief against Stockholder, the Company, Merger Sub or Parent if the Merger is consummated, shall be pending or threatened.  In the event any such order or injunction shall have been issued, each of the parties hereto agrees to use commercially reasonable efforts to have any such injunction lifted, subject to the provisions of ARTICLE IX below.

(c)   Statutes.  No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity which would (i) make the consummation of the Merger illegal, (ii) prohibit Stockholder’s, Parent’s, Merger Sub’s or the Company’s ownership or operation of all or a material portion of the business or assets of the Company, Merger Sub or Parent and its Subsidiaries taken as a whole, or compel Parent, Stockholder, Merger Sub or the Company to dispose of, or hold separate all or a material portion of the business or assets of Stockholder, the Company, Merger Sub or Parent and its Subsidiaries taken as a whole, or provide rights to (whether by license or otherwise) to third parties of the Company Intellectual Property as a result of the Merger, or (iii) render Stockholder, Parent, Merger Sub or the Company unable to consummate the Merger, except for any waiting period provisions.

7.2           Obligations of Parent and Merger Sub.  All obligations of Parent and Merger Sub under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

(a)   Performance of Obligations; Representations and Warranties.

(i)      The Company Stockholder Approval shall have been obtained.

(ii)     Stockholder and the Company shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by Stockholder or the Company, as applicable, prior to or at the Closing.

(iii)    Each of the representations and warranties of the Company contained in ARTICLE III (other than the representations and warranties of the Company set forth in Section 3.11(a)(x) (which shall true and correct only as of the date hereof)) (A) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and (B) that are not so qualified shall be complete and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except (a) for changes permitted by this Agreement, and (b) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations or warranties (x) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and (y) that are not so qualified shall be complete and correct in all material respects, in each case, on and as of such earlier date with the same effect as though such representations and warranties were made on and as of such earlier date.  Parent shall have received a certificate dated as of the Closing Date and signed by the President of the Company, certifying that the conditions specified in Sections 7.2(a)(i) and (iii) have been satisfied.

(iv)    Each of the representations and warranties of Stockholder contained in ARTICLE IV (A) that are qualified as to materiality or material adverse effect shall be true and correct in all respects and (B) that are not so qualified shall be complete and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations or warranties (x) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and (y) that are not so qualified shall be complete and correct in all material respects, in each case, on and as of the Closing.  Parent shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Stockholder, certifying that the conditions specified in Sections 7.2(a)(i) and (iii) have been satisfied.

(b)   [Intentionally Omitted]

(c)   Consents.  The Company shall have received duly executed copies of the consents listed on Schedule 7.2(c) in form and substance reasonably satisfactory to Parent.

(d)   Good Standing Certificate.  The Company shall provide Parent with a Certificate of Good Standing from the State of New York.

(e)   Surrender of Stock Certificate.  Stockholder shall have surrendered its duly endorsed stock certificate representing all of the shares of Company Capital Stock (the “Certificate”).

(f)    No Material Adverse Effect.  Since the date of this Agreement, there shall have been no Material Adverse Effect that is continuing.

(g)   [Intentionally omitted]

(h)   Employee Matters.  No more than 20% of the employees of the Company set forth on Schedule 7.2(h) shall have terminated their employment with, or had their employment terminated by, the Company.

(i)    Domain Name Assignments.  Domain name assignments shall have been executed and delivered by Stockholder conveying any domain names of the Company or any of its Subsidiaries listed on Schedule 7.2(i), in form and substance reasonably satisfactory to Parent;

(j)    Closing Deliveries.  The Stockholder and the Company shall have delivered to the Parent each of the following:

(i)      A certificate from the Secretary of the Company, in a form reasonably satisfactory to the Parent, setting forth the resolutions of the Board of Directors of the Company authorizing the execution of this Agreement and all agreement contemplated hereby and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein.

(ii)     A certified copy of the Charter Documents of the Company.

(iii)    A certificate, in such form as is reasonably satisfactory to Parent, certifying that Stockholder is not a foreign person for purposes of Code Section 1445 or that the purchase is otherwise exempt from withholding under Code Section 1445.

(iv)    Evidence reasonably satisfactory to Parent of the immediate release of the Encumbrances listed on Schedule 7.2(j) hereof;

(v)     A Transition Services Agreement, in substantially the form attached hereto as Exhibit A, duly executed by Stockholder; and

(vi)    A Sublease, in substantially the form attached hereto as Exhibit B, duly executed by Stockholder.

7.3           Obligations of Company and Stockholder.  All obligations of the Company and the Stockholder under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

(a)   Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

(b)   Each of the representations and warranties of Parent and Merger Sub contained in ARTICLE III (i) that are qualified as to materiality shall be true and correct in all respects, and (ii) that are not so qualified shall be complete and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties (x) that are qualified as to materiality shall be true and correct in all respects, and (y) that are not so qualified shall be complete and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of such earlier date with the same effect as though such representations and warranties were made on and as of such earlier date.  The Company shall have received certificates dated as of the Closing Date and signed by an authorized employee of Parent, certifying that the conditions specified in Sections 7.3(a) and 7.3(b) have been satisfied.

(c)   Closing Deliveries.  The Parent shall have delivered to the Stockholder the following:

(i)      A certificate from the Secretary of the Parent, in a form reasonably satisfactory to the Stockholder, setting forth the resolutions of the Board of Directors or Managers or comparable governing body of the Parent authorizing the execution of this Agreement and all agreements contemplated hereby and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein.

(ii)     a Transition Services Agreement, in substantially the form attached hereto as Exhibit A, duly executed by Merger Sub.

(iii)    a Sublease, in substantially the form attached hereto as Exhibit B, duly executed by Merger Sub.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

8.1           Survival of Representations and Warranties. All of Stockholder’s and the Company’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the date which is eighteen (18) months following the Closing Date (such date, the “Survival Date”); provided, however, that (i) the representations and warranties provided in Section 3.16 (Taxes) shall survive the Closing for the applicable statue of limitations period (including any extensions thereto to  the extent that such statute of limitations may be tolled), and (ii) the Fundamental Company Representations and the Fundamental Stockholder Representations shall survive indefinitely.  All of the covenants of the Stockholder, the Company, Merger Sub and the Parent contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive in accordance with their terms.  In the event of fraud or intentional misrepresentation or willful breach of a representation or warranty (or portion thereof), such representation or warranty shall survive indefinitely with respect to the Person or Persons committing such fraud or intentional misrepresentation or willful breach.  The representations and warranties of Parent and Merger Sub contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing.  Any claim for indemnification made pursuant to this Article VIII which is made in writing prior to the expiration of the applicable survival period, and the rights of indemnity with respect thereto, shall survive such expiration until resolved or judicially determined and any claim for indemnification not submitted in writing to the Indemnifying Party prior to the expiration to the applicable survival period shall be deemed to have been waived and shall be absolutely and forever barred and unenforceable, null and void, and of no force or effect whatsoever and the indemnifying party shall have no further liability with respect thereto.

8.2           Indemnification.

(a)   By virtue of the Merger, subject to the provisions of this ARTICLE VIII, Stockholder agrees to indemnify and hold harmless Parent, Merger Sub and their respective officers, directors, securityholders, affiliates (including, after the Closing, the Company), employees, agents and representatives (the “Indemnified Parties”) against all claims, losses, liabilities, damages, deficiencies, diminution in value, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of the following:

(i)      any breach, alleged breach or inaccuracy of a representation or warranty of the Company or Stockholder contained in this Agreement, the Disclosure Schedule or any certificates or agreements, documents or other instruments delivered by or on behalf of each of them pursuant to this Agreement (provided that for purposes of determining any such breach or inaccuracy and the amount of any Loss no effect will be given to any qualification as to “materiality,” a “Material Adverse Effect,” a “material adverse effect” or “Knowledge” contained therein);

(ii)     any failure by the Company or Stockholder to perform or comply with any covenant applicable to it contained in this Agreement, the Disclosure Schedule or any certificates or agreements, documents or other instruments delivered by it pursuant to this Agreement;

(iii)    any Indebtedness or any Transaction Expenses, in each case, existing as of the Closing Date and any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, or execution of this Agreement;

(iv)    any fraud, intentional misrepresentation, criminal activity or willful breach by the Company or Stockholder of any representation, warranty or covenant contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement;

(v)     the assertion against any Indemnified Parties of any liability or obligation to the other party in the matter set forth on Schedule 8.2(a)(v)(1) or any liability or obligation as set forth on Schedule 8.2(a)(v)(2) hereto; and

(vi)    any Liabilities or obligations under the lease for the property located at 41 Artillery Lane, Spitafields, London E1 7LD, by and between MicroEdge Ltd. and Strettons Limited,  and any other Lease Agreements entered into by the Company’s MicroEdge, Ltd. Subsidiary, regardless of whether such Liabilities or obligations arose before, at or after the Closing Date.

provided, however, that in no event shall Stockholder or the Company have any liability for a Loss under a Disregarded Conflict.

(b)   Any Person committing fraud or any intentional misrepresentation or willful breach of any representation, warranty or covenant contained in this Agreement or in any certificates or agreements, documents or other instrument delivered pursuant to this Agreement or any criminal activity shall be severally, and not jointly, liable for, and shall indemnify and hold the Indemnified Parties harmless for any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Company following the Closing), directly or indirectly, as a result of such fraud or intentional misrepresentation or willful breach of a representation, warranty or covenant or criminal activity committed by such Person.

(c)   Except for fraud, intentional misrepresentation, criminal activity or willful misconduct by the Company or any injunctive relief to which a party may be entitled pursuant to this Agreement or in the case of an action for specific performance or other equitable relief, the indemnification rights set forth in this ARTICLE VIII shall be the sole remedy of the Indemnified Parties for Losses incurred or sustained by the Indemnified Parties, if the Agreement is not terminated.

8.3           Maximum Payments; Remedy.

(a)   Except as set forth in Section 8.3(b) and (c) hereof and except for any Losses incurred pursuant to a breach of the representations and warranties set forth in Section 3.16 (Taxes) or any Company Fundamental Representations or Stockholder Fundamental Representations, the Escrow Fund shall be the Indemnified Parties’ sole source of recovery for Losses incurred or sustained by the Indemnified Parties pursuant to Section 8.2(a)(i).  An amount equal to $3,000,000 minus the amount of any portion of the Escrow Amount released to the Indemnified Parties shall be the limit for Losses incurred pursuant to a breach of the representations and warranties set forth in Section 3.16 (Taxes).  In addition, except as set forth in Section 8.3(b), the aggregate amount of all payments paid to the Indemnified Party pursuant to Section 8.2(a) shall not exceed the Initial Cash Amount.

(b)   Nothing in this Agreement shall limit the liability of any Person (including Stockholder) for any such Losses if such Person perpetrated such fraud or intentional misrepresentation or willful breach or criminal activity or had knowledge of the same.

(c)   Nothing in this ARTICLE VIII shall limit the liability of the Company or Stockholder for any breach of any representation, warranty or covenant contained in this Agreement or in any certificates or other instruments delivered pursuant to this Agreement if the Merger does not close.

(d)   Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this ARTICLE VIII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(e)   From and after the Closing, Stockholder shall not seek, or have any right to seek, indemnification or contribution from any Indemnified Party with respect to any action, suit, proceeding, complaint, claim or demand brought by any Indemnified Party pursuant to this Agreement.

(f)    Notwithstanding anything contained in this Agreement to the contrary, no Indemnified Party shall have any right to indemnification under this ARTICLE VIII with respect to any Losses to the extent (and only to the extent) such Losses (i) relate to any item included in, or liabilities reserved or accrued for (whether in whole or in part) in, the calculation of Net Working Capital (as finally agreed upon or determined pursuant to Section 2.8); or (ii) are duplicative of Losses that have previously been recovered hereunder by an Indemnified Party.

(g)   The Indemnified Parties’ entitlement to indemnification shall also be subject to the limitations set forth on Schedule 8.3(g).

8.4           Escrow Arrangements.

(a)   Escrow Fund.

(i)      By virtue of this Agreement and as security for the indemnity obligations provided for in Section 8.1 hereof, at the Closing, Parent will deposit with the Escrow Agent the Escrow Amount without any act of Stockholder, such deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein.  The Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this ARTICLE VIII.  The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(ii)     The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Section 8.4.  The interests of the Stockholder in the Escrow Fund shall not be transferable without the prior written consent of Parent.

(iii)    The Escrow Amount shall be invested in U.S. Treasury bills with maturities of not more than 90 days, and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof.  For any period of time before such U.S. Treasury bills can be purchased by the Escrow Agent or after such bills mature, the Escrow Amount shall be invested in a money market account of the Escrow Agent as fully described on this attached Exhibit D and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims.  Any interest paid on the Escrow Amount shall be reported on an accrual basis and shall be deemed to be for the account of Stockholder.  Within five (5) business days following the end of each calendar quarter during which the Escrow Amount is held by the Escrow Agent and the termination of the Escrow Account, as applicable, the Escrow Agent shall distribute from the Escrow Amount to Stockholder an amount equal to 40 percent (40%) multiplied by the taxable income allocable to Stockholder for such period in order to pay any Tax Liabilities thereon, including any estimated Taxes.  The Escrow Agent shall pay such amount out of the Escrow Amount automatically to Stockholder without further instructions (the “Tax Payment”).

(b)   Basket Amount.

(i)      Notwithstanding any provision of this Agreement to the contrary, except as set forth in clause (ii) of this Section 8.4(b), an Indemnified Party may not recover any Losses under Section 8.2(a)(i) hereof unless and until one or more Officer’s Certificates identifying such Losses under Section 8.2(a)(i) hereof in excess of $250,000 in the aggregate (the “Basket Amount”) (it being understood if a common or related set of occurrences, events or sets of facts results in Losses, such Losses shall be aggregated for purposes of determining if the Basket Amount has been satisfied) has or have been delivered to the Escrow Agent or Stockholder as provided in Section 8.4(c) hereof and such Losses are found to be valid and payable (if not for the terms of this Section 8.4(b) pursuant to the terms of Section 8.4, in which case Parent shall be entitled to recover all Losses in excess of the Basket Amount so identified in Officer’s Certificates and found to be payable pursuant to the terms of this Section 8.4 in excess of the Basket Amount.

(ii)     Parent shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses (a) incurred pursuant to any intentional breach of a representation or warranty of the Company contained in this Agreement or any certificates or other instruments delivered by or on behalf of the Company pursuant to this Agreement (provided that for purposes of determining any such breach or inaccuracy and the amount of any Loss no effect will be given to any qualification as to “materiality,” a “Material Adverse Effect,” a “material adverse effect” or “Knowledge” contained therein), or (b) incurred pursuant to a breach of any Company Fundamental Representations or Stockholder Fundamental Representations or any Losses arising from intentional misrepresentation, fraud, criminal activity or willful misconduct.

(c)   Escrow Period; Distribution upon Termination of Escrow Period.

(i)      Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing Date and shall terminate at 5:00 p.m., local time at Stockholder’s corporate headquarters in California, on the eighteen (18) month anniversary of the Closing Date (the “Escrow Period”), and the Escrow Agent shall distribute the funds remaining in the Escrow Fund to Stockholder following such termination except as set forth below; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and Stockholder prior to the Escrow Period termination date with respect to facts and circumstances existing prior to such date, and any such amount shall not be distributed to Stockholder upon the termination of the Escrow Period.  As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims.

(d)   Claims for Indemnification.  Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 8.4(e) and Section 8.4(f) hereof, deliver to Parent, as promptly as practicable, an amount held in the Escrow Fund equal to such Losses.  The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate and the claims for indemnification contained therein.  For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(e)   Objections to Claims against the Escrow Fund.

(i)      The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this ARTICLE VIII.  At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to Stockholder, and for a period of thirty (30) days after the Claim Date, the Escrow Agent shall make no delivery to Parent of any Escrow Amount pursuant to Section 8.4(d) hereof (other than Agreed-Upon Losses as described below) unless the Escrow Agent shall have received written authorization from Stockholder to make such delivery.  After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of cash from the Escrow Fund equal to the amount of Losses claimed in the Officer’s Certificate, provided that no such payment or delivery may be made if Stockholder shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”) provided further that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party and to the Escrow Agent prior to midnight (California time) on the thirtieth (30th) day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(ii)     If Stockholder does not object in writing (as provided in Section 8.4(e)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by Stockholder that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established).

(f)    Resolution of Conflicts; Arbitration.

(i)      In case Stockholder delivers an Objection Notice in accordance with Section 8.4(e) hereof, Stockholder and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If Stockholder and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii)     If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Objection Notice, either Parent or Stockholder may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and Stockholder.  In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and Stockholder cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and Stockholder shall each select one arbitrator.  The two arbitrators so selected shall select a third arbitrator.  If Stockholder fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent.

(iii)    Any such arbitration shall be held in San Francisco County, California, under the Arbitration Rules and Procedures of JAMS/Endispute (“JAMS”).  The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of JAMS.  The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable.  Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(iv)    Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  Except as set forth in Section 8.4(g) hereof, the forgoing arbitration provision shall apply to any dispute among Stockholder or any Indemnifying Party and the Indemnified Parties under this ARTICLE VIII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this ARTICLE VIII.

(v)     Nothing contained in this Section 8.4 shall prevent any party hereto from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent injury to such party or its Affiliates.  The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any party hereto to assert any claim or defense.

(g)   Third-Party Claims.  In the event Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this ARTICLE VIII, Parent shall notify Stockholder of such claim, and Stockholder shall be entitled to participate in, but not to determine or conduct, the defense of such Third Party Claim.  Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of Stockholder, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter.  If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense or settlement of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.  Notwithstanding anything in this Agreement to the contrary, this Section 8.4(g) shall not apply to any Third Party Claim that is the subject of the matter referenced on Schedule 8.2(a)(v), which shall be determined in accordance with Schedule 8.4(g) hereto.

(h)   Escrow Agent’s Duties.

(i)      The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and Stockholder, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii)     The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and written instructions of Parent and Stockholder.  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii)    The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)    The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)     In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent.  The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.  In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by the Escrow Agent in good faith in accordance with the advice of counsel.  The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi)    If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement.  In such event, the Escrow Agent will not be liable for damages.  Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by Stockholder.  Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii)   The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of the Escrow Agent’s duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by Stockholder.

(viii)  The Escrow Agent may resign at any time upon giving at least thirty (30) days’ written notice to Parent and Stockholder; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and Stockholder shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice.  If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California.  The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent.  Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(i)    Fees.  All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent.  It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement.  In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(j)    Successor Escrow Agents.  Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

ARTICLE IX

TERMINATION

9.1           Termination by Mutual Consent; Termination by Either Party.  This Agreement may be terminated, and Merger may be abandoned, at any time prior to the Closing Date, upon action taken by the respective duly authorized executives of the parties hereto:

(a)   by mutual written consent of Parent and Stockholder;

(b)   by written notice given by Parent or Stockholder:

(i)      if the Merger shall not have been consummated by the date which is 75 days after the date of this Agreement (the “Termination Date”) or such later date as the parties may agree upon in writing; or

(ii)     if a court of competent jurisdiction or other Governmental Entity shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited;

provided, that, the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party hereto that has breached its obligations under this Agreement in any manner that shall have caused the occurrence or the failure of the Merger to be consummated.

9.2           Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing Date by action of the authorized executives of Parent if, at any time prior to the Closing Date, (i) any of the Company’s or Stockholder’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) with the effect that the condition set forth in Section 7.2(a)(iii) would not be satisfied, or (ii) any of the Company’s or Stockholder’s covenants contained in this Agreement shall not have been performed such that the condition set forth in Section 7.2(a)(i) would not be satisfied; which breach or non-performance, in the case of clauses (i) and (ii) above, either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within fifteen (15) Business Days after Parent’s giving written notice thereof, provided Parent may not terminate this Agreement under this Section 9.2 if it is in material breach of the Agreement.

9.3           Termination by the Company.  This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Closing Date, by action of the Company Board if, at any time prior to the Closing Date, (i) any of Parent’s and Merger Sub’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), with the effect that the condition set forth in Section 7.3(b) would not be satisfied, or (ii) any of Parent’s or Merger Sub’s covenants contained in this Agreement shall not have been performed such that the condition set forth in Section 7.3(a) would not be satisfied; which breach or non-performance, in the case of clauses (i) and (ii) above, either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within fifteen (15) Business Days after giving written notice thereof, provided the party seeking to terminate this Agreement may not do so under this Section 9.3 if it is in material breach of the Agreement.

9.4           Notice of Termination; Effect of Termination.  Any termination of this Agreement under this ARTICLE IX shall be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto.  In the event of a termination of this Agreement pursuant to Sections 9.1, 9.2 or 9.3, each party hereto shall pay the costs and expenses incurred by it in connection with this Agreement, and no party hereto (or any of its representatives or stockholders) shall be liable to any other party hereto for any costs, expenses, damage or loss of anticipated profits hereunder.  Except as provided in this Section 9.4, in the event of the termination of this Agreement pursuant to Sections 9.1, 9.2 or 9.3, this Agreement shall forthwith become void, there shall be no liability on the part of Parent, Stockholder or the Company or any of their respective officers or directors to the other parties hereto and all rights and obligations of any party hereto shall cease, except that the Nondisclosure Agreement and the agreements contained or referred to in ARTICLE IX and in ARTICLE X shall survive and nothing herein shall relieve any party hereto for any willful or intentional breach of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1         Expenses.  Each party hereto (the Parent, on the one hand and the Stockholder, on the other) will bear its own costs and expenses (including, without limitation, financial advisor and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, (i) all filing fees and similar expenses incurred in connection with any filings required to be made under any Laws, in each case in connection with the Transaction, shall be paid by Parent, and (ii) any and all transfer, sales, use, documentary and similar Taxes and recording and filing fees incurred in connection with the transactions contemplated by the certificates, documents and agreements contemplated by this Agreement shall be paid by Parent.

10.2         Public Announcements.  Parent, Stockholder and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to the other parties’ consent, except as may be required by Law (in which case the disclosing party will use reasonable efforts to advise the other parties and obtain such parties’ consent prior to making this disclosure).

10.3         Contents of Agreement; Parties in Interest; Etc.  This Agreement and the agreements referred to or contemplated herein set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement and such other agreements, there are no representations or warranties, express or implied, made by any party with respect to the subject matter hereof.  Except for the Nondisclosure Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

10.4         Assignment and Binding Effect.  This Agreement may not be assigned by any party hereto without the prior written consent of all the other parties hereto.  Notwithstanding the immediately preceding sentence, without the prior written consent of any party, the Parent, and following the Closing, the Company and their permitted assigns may at any time, in their sole discretion, assign, in whole or in part, (a) their rights under this Agreement and the other certificates, documents or agreements contemplated by this Agreement for collateral security purposes to any lender providing financing to any of them or any of their Affiliates; and (b) their rights under this Agreement and the other certificates, documents or agreements contemplated by this Agreement, in whole or in part, to any subsequent purchaser of any of them or any of their divisions or any portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise).  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

10.5         Notices.  Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if (i) delivered to the party personally, (ii) sent to the party by a reputable overnight courier, (iii) sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 10.5) or (iv) sent to the party by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

If to Parent or Merger Sub:

Vista Equity Partners

150 California Street

19th Floor

San Francisco, CA 94111

Attention:  Alan Cline

Telephone:  (415) 765-6500

Facsimile No.: (415) 765-6666

with a copy to (which shall not be deemed notice):

Kirkland & Ellis LLP

555 California Street

Suite 2700

San Francisco, California 94104

Attention:  David A. Breach

Facsimile No.: (415) 439-1300

If to the Company:

MicroEdge, Inc. c/o Advent Software, Inc.

600 Townsend Street

San Francisco, CA 94103

Attention:  Randall Cook

Telephone: (415) 543-7696

Facsimile: (415) 543-5070

with a copy to (which shall not be deemed notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Mark A. Bertelsen

Facsimile: (650) 493-9300

If to Stockholder:

Advent Software, Inc.

600 Townsend Street

San Francisco, CA 94103

Attention:  Randall Cook

Telephone: (415) 543-7696

Facsimile: (415) 543-5070

with a copy to (which shall not be deemed notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Mark A. Bertelsen

Facsimile: (650) 493-9300

If to the Escrow Agent:

U.S. Bank National Association

Corporate Trust & Escrow Services

One California Street, Suite 1000

San Francisco, CA 94111

Attention: Sheila K. Soares, Vice President

Telephone: (415) 273-4582

Facsimile: (415) 273-4590

or to such other address or Person as any party may have specified in a written notice duly given to the other parties as provided herein.  Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given (A) as of the date so personally delivered, (B) one (1) Business Day after being sent by overnight courier or by facsimile or (C) four (4) Business Days after being mailed.

10.6         Amendment.  This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon the Company (prior to the Closing) and Stockholder only if such amendment or waiver is set forth in a writing executed by Stockholder and the Company, and any such amendment or waiver will be binding upon the Surviving LLC (after the Closing) and Parent only if such amendment or waiver is set forth in a writing executed by the Surviving LLC and Parent.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

10.7         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such state, without giving effect to the conflicts of laws principles thereof; provided that the Merger and the effects thereof shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.  The parties hereto consent to the personal jurisdiction of the state and federal courts located in San Francisco, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

10.8         No Benefit to Others.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person.

10.9         Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect.  Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable Law.

10.10       Schedules and Annexes.  All schedules and annexes referred to herein are intended to be and hereby are specifically made a part of this Agreement.

10.11       Extensions.  At any time prior to the Closing Date, Parent and Merger Sub, on the one hand, and the Company and Stockholder, on the other, may by corporate action extend the time for compliance by or waive performance of any representation, warranty, condition or obligation of the other party, subject to Section 10.6.

10.12       Counterparts; Signature Delivery.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company, Parent and Stockholder may become a party hereto by executing a counterpart hereof.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

10.13       Tax Matters.

(a)   Tax Indemnification.  Stockholder shall indemnify Parent, Merger Sub and the Company and its Subsidiaries and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (each such taxable period, a “Pre-Closing Tax Period”), (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any Subsidiary (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person (other than the Company or any Subsidiary) imposed on the Company or any Subsidiary as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.  Notwithstanding the foregoing, Parent, Merger Sub, the Company and its Subsidiaries shall not be indemnified for any such Taxes attributable to actions taken by any of them on the Closing Date after the Closing outside of the Ordinary Course of Business.

(b)   Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.  To the extent that any Taxes attributable to the portion of a Straddle Period beginning after the Closing have been paid by the Company or any of its Subsidiaries, Parent shall reimburse Stockholder no later than ten (10) Business Days after receipt of evidence reasonably satisfactory to Parent of the amount of such Taxes.

(c)   For all Taxable periods that end after the Closing Date, Parent shall prepare and file all Tax Returns for the Company and its Subsidiaries.  Parent shall bear the costs and expenses of such preparation and filing.  Subject to Section 10.13(a), Parent shall remit all Taxes owing with respect to the Tax Returns.  Stockholder shall reimburse Parent for any Taxes of the Company or any Subsidiary no later than ten (10) Business Days after receipt of evidence reasonably satisfactory to Stockholder of the amount of such Taxes for which Stockholder is responsible pursuant to Section 10.13(a). Such Tax Returns for any Straddle Period shall be prepared consistent with the past practice of the Company and its Subsidiaries except to the extent otherwise required by law.  Copies of any Tax Returns for any Straddle Period shall be provided to Stockholder for Stockholder’s review and comment prior to filing and Parent shall make such revisions as reasonably requested by Stockholder.  Without Stockholder’s prior written consent, Parent shall not file any amended Tax Return for any period for which Stockholder is responsible for preparing the Tax Returns unless required by a final determination within the meaning of Section 1313(a) of the Code.

(d)   For all Taxable periods that end on or before the Closing Date (“Relevant Tax Periods”), Stockholder shall prepare or cause to be prepared and Parent shall file or cause to be filed all Tax Returns for the Company and its Subsidiaries (the “Final Tax Returns”) and the costs and expenses of such preparation of the Final Tax Returns shall be paid by Stockholder.  The Final Tax Returns required to be filed after the date hereof shall be prepared consistent with past practice except to the extent otherwise required by Law.  Copies of the Final Tax Returns required to be filed after the date hereof shall be provided to the Parent by Stockholder for Parent’s review and comment within a reasonable period prior to filing and Stockholder shall consider in good faith such revisions as reasonably requested by Parent.

(e)   Notification.  Each of Parent and Stockholder shall notify the other in writing promptly (but in no event later than thirty (30) days) (a “Notification”) upon receipt of notice of any pending or threatened audit, examination or proceeding of any kind relating to Taxes of or with respect to the Company or any of its Subsidiaries with respect to a Pre-Closing Tax Period (each, a “Tax Audit”).  Any failure or delay on the part of either party in providing notification shall not relieve the other party from any liability under this Agreement unless such failure or delay materially prejudices the rights of the other party.

(f)    Control.  Parent shall control all Tax Proceedings; provided, however, (i) Stockholder, not Parent, shall control Tax proceedings relating to Relevant Tax Periods at Stockholder’s expense; (ii) Parent shall in good faith consider the advice and input of Stockholder with respect to any Tax Proceedings controlled by Parent; and (iii) neither Stockholder nor Parent shall enter into an agreement or settlement relating to a Tax Proceeding concerning Taxes of the Company or any of its Subsidiaries that arise in Pre-Closing Tax Periods without first seeking the prior written consent of the other party, which consent shall not be unreasonably withheld.

(g)   Cooperation.  Parent, Merger Sub, the Company, its Subsidiaries and Stockholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this ARTICLE X and any Tax Proceeding.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent and Stockholder further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(h)   Merger Consideration Allocation.  Parent and Stockholder shall mutually agree upon an allocation of the Merger Consideration and the liabilities of the Company (plus other relevant items) to the assets of the Company for Tax purposes (the “Merger Consideration Allocation”). Parent shall provide Stockholder with a draft of such allocation within 120 days after the Closing Date, shall permit Stockholder to review and comment on such Allocation and shall make such revisions as are reasonably requested by the Stockholder.  Parent, the Company, and Stockholder shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Merger Consideration Allocation.

10.14       Refunds; Waiver of Carrybacks.  Any refunds of Taxes of or with respect to the Company or any of its Subsidiaries with respect to Pre-Closing Tax Periods shall be for the account of Stockholder except to the extent attributable to a tax asset arising in a tax period beginning after the

Closing Date, and if Parent, the Company or any of its Subsidiaries receives or becomes entitled to any such refund, Parent, the Company or the Subsidiary shall pay Stockholder the amount of any such refund.  To the extent permitted by applicable law, Parent shall (or shall cause or permit the Company and its Subsidiaries to) elect to relinquish any carryback of a Tax attribute to any taxable period or portion thereof ending on or before the Closing Date.

10.15       USA Patriot Act Compliance.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.  For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.  The Parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

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IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

MICROEDGE, INC.

By:	/s/ Stephanie G. DiMarco
Name: Stephanie G. DiMarco
Title: President and Chief Executive Officer

ADVENT SOFTWARE, INC.

By:	/s/ Stephanie G. DiMarco
Name: Stephanie G. DiMarco
Title: Chief Executive Officer and Chief Financial Officer

MICROEDGE HOLDINGS, LLC

By:	/s/ Robert Smith
Name: Robert Smith
Title: President

MICROEDGE MERGER SUB, LLC

By:	/s/ Robert Smith
Name: Robert Smith
Title: President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Sheila K. Soares
Name: Sheila K. Soares
Title: Vice President